Exhibit 10.1

Dated 17 August 2015

(1)    O&H (CAVENDISH PLACE) LIMITED

- and -

(2)    MEREO BIOPHARMA GROUP LIMITED

UNDERLEASE OF FOURTH FLOOR ONE

CAVENDISH PLACE LONDON W1

Mishcon de Reya

Summit House

12 Red Lion Square

London WC1R 4QD

Tel: 020 7440 7000

Fax: 020 7404 5982

Ref: EHP.16795.490

E-mail: edward.hughes-power@mishcon.com

37.	REPRESENTATIONS	38

38.	EFFECT OF WAIVER	38

39.	NOTICES	38

40.	NEW TENANCY	38

41.	INVALIDITY OF CERTAIN PROVISIONS	38

42.	THIRD PARTY RIGHTS	39

43.	EXCLUSION OF SECURITY OF TENURE	39

44.	TENANT’S BREAK CLAUSE	39

45.	CONTRIBUTION WORKS	40

SCHEDULE 1 RIGHTS AND EASEMENTS GRANTED		41

SCHEDULE 2 EXCEPTIONS AND RESERVATIONS		43

SCHEDULE 3 USE RESTRICTIONS		44

SCHEDULE 4 COVENANTS BY GUARANTOR		46

SCHEDULE 5 ITEMS OF EXPENDITURE AS REFERRED TO IN CLAUSE 30		50

SCHEDULE 6 DEEDS AND DOCUMENTS CONTAINING MATTERS TO WHICH THE PROPERTY ARE SUBJECT		53

SCHEDULE 7 AUTHORISED GUARANTEE AGREEMENT TO BE GIVEN BY TENANT PURSUANT TO CLAUSE 19.3.2		54

ii

THIS UNDERLEASE is made on the 17 day of August 2015

BETWEEN:

LR1. Date of lease	:

LR2. Title number(s)	: LR2.1 Landlord’s title number(s) 314084

: LR2.2 Other title numbers None

LR3. Parties to this lease	: Landlord O & H (Cavendish Place) Limited (company reg. no. 06291120) whose registered office is at 25-28 Old Burlington Street, London W1S 3AN

: Tenant Mereo Biopharma Group Limited (company reg. no. 09481161) whose registered office is at Green Park House, 15 Stratton Street, London W1J 8LQ

LR4. Property

:   In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail.

Those parts of the fourth floor of the building known as One Cavendish Place London W1G 0QF as are shown edged red on the attached plan as more particularly described in the definition of “Property” at clause 1.3

LR5. Prescribed statements etc

:   LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003

None

LR5.2 This lease is made under, or by reference to, provisions of:

None

LR6. Term for which the Property is leased	: From and including 17 August 2015 to and including 16 August 2025

LR7. Premium	: None

LR8. Prohibitions or restrictions on disposing of this lease	: This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc.	: LR9.1 Tenant’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land None

: LR9.2 Tenant’s covenant to (or offer to) surrender this lease None

: LR9.3 Landlord’s contractual rights to acquire this lease None

LR10. Restrictive covenants given in this Lease by the Landlord in respect of land other than the Property	: None

LR11. Easements	: LR11.1 Easements granted by this lease for the benefit of the Property See clause 3.2 and Schedule 1

: LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property See clauses 3.3 and 3.4 and Schedule 2

LR12. Estate rentcharge burdening the Property	: None

LR13. Application for standard form of restriction	: None

LR14. Declaration of trust where there is more than one person comprising the Tenant	: Not applicable

A. Principal Rent

:   For the period from and including the Rent Commencement Date and expiring on and including 16 December 2016 £162,960 per annum (exclusive of Value Added Tax)

And then for the period from and including 17 December 2016 £325,920 per annum (exclusive of Value Added Tax) and subject to upwards review in accordance with this Lease

B. Rent Commencement Date	: 17 August 2015

C. Permitted Use	: Use as high class offices within Class B1(a) of the Schedule to the Town and Country Planning (Use Classes) Order 1987 as it applies at the date of this Lease and purposes ancillary to such use

D. Building

:   the land and building known as One Cavendish Place, London WI and being the whole of the land in title number 314084 and each and every part of it including all landlord’s fixtures and fittings, plant, machinery, apparatus and equipment now or after the date of this Lease in or upon the same and any additions, alterations and improvements

E. Rent Review Date(s)	: 17 August 2020

F. Tenant’s Break Date	: 16 August 2020

1.	DEFINITIONS

1.1	The expressions “Landlord”, “Tenant”, “Property” and “Term” have the meanings given to them in clauses LR3, LR4 and LR6.

1.2	The expressions “Principal Rent”, “Rent Commencement Date”, “Permitted Use”, “Building”, “Rent Review Date(s)” and “Tenant’s Break Date” have the meanings given to them in clauses A to F.

1.3	These further definitions apply:

“Additional Rent” means all sums referred to in clause 5, and all sums which are recoverable as rent in arrear or stated in this Lease to be due to the Landlord;

“Adjoining Property” means any land and/or buildings adjoining or neighbouring the Property;

“Base Rate” means the base rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Landlord or, in the event of base rate being abolished, such other comparable rate of interest as the Landlord shall reasonably specify;

“Business Hours” means the hours between 7 am and 7 pm on weekdays;

“Common Parts” means any entrance halls, lavatories, cleaning cupboards, risers, corridors, passages, lobbies, landings, staircases, lifts, pedestrian ways, courtyards, forecourts, and service areas and loading bays if any and any other amenities in, or forming part of, the Building which are or may from time to time be provided or designated by the Landlord for common use by the tenants and occupiers of the Building and all persons expressly or by implication authorised by them but excluding the Lettable Areas;

“Conduits” means all drains, pipes, gullies, gutters, sewers, ducts, mains, channels, subways, wires, cables, conduits, flues and any other conducting media of whatsoever nature;

Contribution Works means the works to the Property being the installation of floor boxes of flush type comprising three compartments each accommodating a double or twin accessory plate with one box every 10 square metres;

“Development” means development as defined in section 55 of the Town and Country Planning Act 1990;

“Enactment” means any Statute, Statutory Instrument, Order or Byelaw issued by any competent authority for the time being and from time to time in force and any rule, regulation, scheme, plan or direction issued under or deriving authority from any of them;

“Fair Proportion” means a fair and reasonable proportion appropriate to the Property or its use to be determined from time to time by the Surveyor (acting reasonably);

“Group Company” means a company that is from time to time a member of the same group within the meaning of Section 42 (as unamended) of the Landlord and Tenant Act 1954;

“Guarantor” means the party (if any) named as “Guarantor” in this Lease and includes the person from time to time guaranteeing the obligations of the Tenant under this Lease and, in the case of an individual, includes his personal representatives provided that in the context of clause 28.2 it shall exclude a guarantor pursuant to an authorised guarantee agreement;

“Insurance Rent” means:

(a)	a Fair Proportion of the sums which the Landlord pays from time to time for insuring the Building against the Insured Risks pursuant to clause 27.1.1 and the other items referred to in clause 27.1.3; and

(b)	all sums which the Landlord pays from time to time for insuring against the loss of the Principal Rent and the Service Charge pursuant to clause 27.1.2;

“Insured Risks” means (to the extent that any of the same are insurable in the London insurance market at reasonable cost and on reasonable terms) fire, storm, tempest, flood, earthquake, lightning, explosion, terrorism, impact, aircraft (other than hostile aircraft) and other aerial devices and articles dropped from them, riot, civil commotion and malicious damage, bursting or overflowing of water tanks, apparatus or pipes, and such other risks as the Landlord may, in its discretion (acting reasonably) from time to time, determine;

“Landlord” means the person for the time being entitled to the reversion immediately expectant on the determination of the Term;

“this Lease” means this underlease and any document which is supplemental to it, whether or not it is expressly stated to be so;

“Lettable Areas” means those parts of the Building leased, intended to be leased or capable of being leased to occupational tenants;

“Open Market Rent” means the annual rent that might reasonably be expected to be paid for the Property if it were let on the Rent Review Date as a whole in the open market without a premium with vacant possession by a willing lessor to a willing lessee on a lease for a term commencing on the Rent Review Date equal in duration to ten years with a tenant’s right to determine at the fifth anniversary of the term in substantially the same form (mutatis mutandis) as clause 44 and on the same terms and conditions (except for the amount of rent but including the provisions for rent review at the expiry of each period of five years throughout the term) as in this Lease and with the benefit of any licence approval or consent granted by the Landlord at the request of the Tenant and assuming:

(a)	that the rent will be payable as from the expiry of a rent free period of such length (commencing on the Rent Review Date) as the willing lessee would negotiate in the open market for (but only for) fitting out the Property;

(b)	that all the covenants contained in this Lease on the part of the Tenant have been fully observed and performed at all times;

(c)	that on the Rent Review Date the Property is capable of immediate occupation and use and fully fitted out and that nothing has been done to the Property by the Tenant or any subtenant which has diminished the rental value of the Property;

(d)	that in the event that the Property has been destroyed or damaged by an Insured Risk it has been fully restored by the Rent Review Date;

(e)	that no works have been carried out to the Property during the Term which would diminish the rental value of the Property;

(f)	the Contribution Works have been carried out and completed at the cost of the Landlord;

but disregarding:

(i)	any effect on rent of the fact that the Tenant or any permitted subtenant may have been in occupation of the Property;

(ii)	any goodwill attached to the Property by reason of its use by the Tenant or any permitted subtenant;

(iii)	any effect on rent of any alteration, addition or improvement to the Property made by the Tenant or a permitted subtenant at its own expense with the written consent of the Landlord (where required) otherwise than under any obligation to the Landlord or for which the Landlord has made a financial contribution.

“Plan” means the plan annexed to this Lease;

“Planning Acts” means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990, and the Planning and Compensation Act 1991 and any other town and country planning or related legislation;

“Property” means the part of the fourth floor of the Building shown edged red on the Plan including:-

(a)	the internal plaster surfaces and finishes of any structural or load bearing walls and columns in or which enclose it, but not any other part of such walls and columns;

(b)	the entirety of any non-structural or non-load bearing walls and columns wholly within the Property;

(c)	the inner half (severed medially) of any internal non-load bearing walls which divide it from any other part of the Building;

(d)	the floor (including raised floors and the cavity below them) but the lower limit of the Property shall not extend to anything below the upper surface of the floor slabs;

(e)	the ceiling finishes, including suspended ceilings and suspended plaster ceiling (if any) and light fittings but the upper limit of the Property shall not extend to anything above the ceiling finishes other than the cavity above any suspended ceilings which shall be included (but the floor slabs above shall be excluded);

(f)	all glass in the external windows;

(g)	all sanitary and hot and cold water apparatus and equipment and any radiators within the Property and all fire fighting equipment and hoses within the Property;

(h)	all Conduits within and exclusively serving the Property, except those of any utility company;

(i)	all landlord’s fixtures, fittings, plant, machinery, apparatus and equipment at any time in or on the Property (but not any air conditioning units, sprinklers and ducting and ancillary plant, machinery, apparatus or equipment); and

(j)	any additions, alterations and improvements made by the Tenant or any sub-tenant during the term;

both excluding the Retained Parts.

“Prescribed Rate” means four per cent (4%) per annum above the Base Rate;

“Present Tenant” means (in Schedule 4) the Tenant at the time the covenants on the part of the Guarantor are entered into and (in Schedule 7) the Tenant at the time the covenants on the part of the Present Tenant therein referred to are entered into;

“President” means the President for the time being of, the Royal Institution of Chartered Surveyors (or in the event that such Institution ceases to exist such other independent body as the Landlord may reasonably nominate) and includes the duly appointed deputy of the President or any person authorised by the President or by the Institution or nominated body to make appointments on his or its behalf;

“Rents” means the sums payable by the Tenant under clause 4;

“Retained Parts” means all parts of the Building which do not comprise Lettable Areas, including:-

(a)	the Common Parts;

(b)	any parts of the Building reserved by the Landlord for the housing of plant, machinery or equipment, or otherwise in connection with, or required for, the provision of services (which for the avoidance of doubt includes the air conditioning apparatus and risers);

(c)	all Conduits in, on, over or under, or exclusively serving the Building, except any that form part of the Lettable Areas;

(d)	the main structure of the Building, including the roof and its structural parts, the foundations, all external walls, any internal structural or load bearing walls and columns, the structural slabs of the ceilings and floors, any party structures, boundary walls, railings and fences, and all exterior parts of the Building and any pavements, pavement lights, roads and car parking areas (if any) which form part of the Building;

“Reviewed Rent” means in respect of the period commencing on the Rent Review Date the reviewed rent at the Rent Review Date determined in accordance with the terms of clause 4.8;

“Service Charge” has the meaning given to that expression in clause 30;

“Superior Landlord” means the person for the time being entitled to any estate in the Building which is reversionary (whether immediate or mediate) upon the Landlord’s estate;

“Superior Lease” means the lease of the Building dated 2 November 1925 and made between The Right Honourable Thomas Evelyn Baron Howard de Walden and Seaford (1) and James Rossdale (2) for the term of 999 years from 6 January 1914 together with any documents supplemental or collateral thereto;

“Surveyor” means any third party professional organisation with appropriate professional qualifications appointed by the Landlord to perform the function of a surveyor or an accountant for any purpose of this Lease and any professionally qualified organisation appointed by the Landlord to collect the rents or to manage the Building;

“Tenant” means the party named as ‘Tenant’ in this Lease and includes the Tenant’s successors in title and assigns and, in the case of an individual, his personal representatives;

“Tenant’s Plant” means:

(a)	any supplemental air conditioning and heating plant and equipment and all pipes, cables and other conduits necessary to connect the air conditioning and heating plant and equipment to the Property,

(b)	a domestic sized satellite dish or aerial (or other telecommunications equipment) for receiving and transmitting telecommunications signals and all cables necessary to connect the telecommunications equipment to the Property;

“Tenant’s Plant Area” means those parts of the roof of the Building as the Landlord determines from time to time;

“Uninsured Risk” means any risk against which insurance cover is obtainable on normal commercial terms in the London Insurance market today but which in the future ceases to be so obtainable but an Insured Risk does not become an Uninsured Risk for the purposes of this Lease by reason only of:

(a)	normal exclusion provisions in relation to a level of excess liability;

(b)	rejection by the insurer of liability, or some part of it, due to any act or default by the Tenant.

“Utilities” means water, soil, steam, air, electricity, radio, television, telegraphic, telephone, telecommunications and other services and supplies of whatsoever nature;

“Value Added Tax” means value added tax as defined in the Value Added Tax Act 1994 and any tax of a similar nature substituted for, or levied in addition to, such value added tax;

“Working Day” means any day, other than a Saturday or Sunday, on which clearing banks in the United Kingdom are open to the public for the transaction of business.

2.	INTERPRETATION

Unless there is something in the subject or context inconsistent with the same:-

2.1	every covenant by a party comprising more than one person shall be deemed to be made by such party jointly and severally;

2.2	words importing persons shall include firms, companies and corporations and vice versa;

2.3	any covenant by the Tenant not to do any act or thing shall include an obligation not to knowingly permit or suffer such act or thing to be done;

2.4	any reference to the right of the Landlord to have access to, or to enter, the Property shall be construed as extending to the Superior Landlord and to any mortgagee of the Landlord or the Superior Landlord and to all persons authorised by them, including agents, professional advisers, contractors, workmen and others;

2.5	any requirement that the Tenant must obtain the approval or consent of the Landlord in respect of any matter mentioned in this Lease includes a requirement that, where necessary under the Superior Lease, the approval or consent of the Superior Landlord must also be obtained in respect of that matter;

2.6	any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of it for the time being in force, and all instruments, orders, notices, regulations, directions, bye-laws, permissions and plans for the time being made, issued or given under it, or deriving validity from it;

2.7	all agreements and obligations by any party contained in this Lease (whether or not expressed to be covenants) shall be deemed to be, and shall be construed as, covenants by such party;

2.8	any covenant by the Tenant (other than any relating to payment of any of the Rents hereby reserved) shall be construed as being not only with the Landlord but also with the Superior Landlord;

2.9	the word “assignment” includes equitable assignment and the words “assign” and “assignee” shall be construed accordingly;

2.10	the words “including” and “include” shall be deemed to be followed by the words “without limitation”;

2.11	the titles or headings appearing in this Lease are for reference only and shall not affect its construction;

2.12	any reference to a clause or schedule shall mean a clause or schedule of this Lease.

3.	GRANT, RIGHTS AND OTHER MATTERS

3.1	Demise and Term

In consideration of the rents, covenants and agreements reserved by, and contained in, this Lease to be paid and performed by the Tenant, the Landlord with full title guarantee leases the Property to the Tenant for the Term paying the Rents to the Landlord in accordance with clause 4.

3.2	Rights and Easements

There are granted the rights and easements set out in Schedule 1.

3.3	Exceptions and reservations

There are excepted and reserved out of this Lease the rights and easements set out in Schedule 2.

3.4	Third party rights

This Lease is granted subject to any rights, easements, reservations, privileges, covenants, restrictions, stipulations and other matters affecting the Property which would be disclosed by any searches and enquiries which a prudent prospective tenant would have made before entering into this Lease including any exceptions or reservations and other matters contained or referred to in the Superior Lease and any matters contained or referred to in the deeds and documents listed in Schedule 6 so far as any of them relate to the Property and are still subsisting and capable of taking effect.

3.5	No implied easements

Nothing contained in this Lease shall confer on, or grant to, the Tenant any easement, right or privilege, other than those expressly granted by this Lease.

3.6	Covenants affecting reversion

The Tenant shall perform and observe the agreements, covenants, restrictions and stipulations contained or referred to in the deeds and documents listed in Schedule 6 and the Superior Lease (other than provisions for the payment of rent or other sums) so far as any of them relate to the Property and are still subsisting and capable of taking effect.

3.7	Encroachments and easements

The Tenant shall not stop up or obstruct any of the windows or lights belonging to the Property and shall not permit any new window, light, opening, doorway, passage, Conduit or other encroachment or easement to be made or acquired into, on or over the Property or any part of them. If any person shall attempt to make or acquire any encroachment or easement whatsoever, the Tenant shall give written notice of that fact to the Landlord promptly after it shall come to the notice of the Tenant and, at the request and cost of the Landlord, adopt such means as may be reasonably required by the Landlord for preventing any encroachment or the acquisition of any easement.

3.8	Covenants relating to other property

Nothing contained in, or implied by, this Lease shall give the Tenant the benefit of, or the right to enforce or prevent the release or modification of, any covenant or agreement entered into by any tenant of the Landlord in respect of any property not comprised in this Lease.

3.9	Rights of entry by Landlord

The Tenant shall permit the Landlord or its surveyor/employees with all necessary materials and appliances to enter and remain for so long as is reasonably necessary on the Property:-

3.9.1	to examine the condition of the Property and to take details of the landlord’s fixtures in them;

3.9.2	to exercise any of the rights excepted and reserved by this Lease;

3.9.3	for any purpose that, in the reasonable opinion of the Landlord, is necessary to enable it to comply with any covenant on its part contained in the Superior Lease even though the obligation to comply with such covenant may be imposed on the Tenant by this Lease;

3.9.4	for any other reasonable purpose connected with the interest of the Landlord in the Property or the Building, including valuing or disposing of the Landlord’s interest in them;

3.9.5	to carry out inspection, repairs, renewals (when necessary) and maintenance of the air conditioning units and apparatus within the Property.

3.10	Terms of entry by Landlord

In exercising any of the rights mentioned in clause 3.9, the Landlord or the person exercising the right shall:

3.10.1	give to the Tenant reasonable prior notice that the right is to be exercised (and insofar as reasonably practicable not less than 48 hours’ prior notice in the case of exercising rights (other than carrying out works) under clauses 3.9.1, 3.9.2, 3.9.3 and 3.9.4 and not less than five working days’ notice for the purposes of carrying out any works under clauses 3.9.1, 3.9.2, 3.9.3, 3.9.4 and 3.9.5) and shall only exercise it at reasonable times (except in an emergency, when no notice need be given and when it can be exercised at any time);

3.10.2	cause as little inconvenience as practicable to the Tenant or any other permitted occupier of any part of the Property; and

3.10.3	make good, as soon as practicable and to the reasonable satisfaction of the Tenant, any physical damage caused to the Property and indemnify the Tenant for any other physical damage caused to the Tenant’s fixtures, fittings and contents.

4.	RENTS

4.1	Tenant’s obligation to pay

The Tenant covenants to pay to the Landlord at all times during the Term:-

4.1.1	yearly, and proportionately for any fraction of a year, the Principal Rent;

4.1.2	the Insurance Rent;

4.1.3	the Service Charge; and

4.1.4	any Value Added Tax which may be chargeable in respect of the Principal Rent, the Insurance Rent and the Service Charge.

4.2	Dates of payment of Principal Rent

The Principal Rent and any Value Added Tax chargeable on it shall be paid in four (4) equal instalments in advance on each 25th March, 24th June, 29th September and 25th December in every year. The first payment is payable as from the Rent Commencement Date and the first payment is to be made on that date or a proportion (calculated on a daily basis) in respect of the period from the Rent Commencement Date to the day before the next quarter day.

4.3	Method of payment of Principal Rent

The Principal Rent and any Value Added Tax chargeable on it shall be paid by standing order or direct debit from the Tenant’s bankers so that the Landlord shall receive full value in cleared funds on the date when payment is due.

4.4	Rent Review

The amount of the Principal Rent will increase on the Rent Review Date to the Open Market Rent (ascertained in accordance with clause 4.8) of the Property on that date if that is more than the Principal Rent payable before that date, but the amount of the Principal Rent will not decrease.

4.5	Dates of payment of Insurance Rent and Additional Rent

The Insurance Rent and the Additional Rent and any Value Added Tax chargeable on either of them shall be paid within ten (10) Working Days of written demand, the first payment of the Insurance Rent having been made on the date of this Lease.

4.6	Dates of payment of Service Charge

The Service Charge and any Value Added Tax chargeable on it shall be paid in accordance with clause 30.

4.7	No right of set-off

Subject to any contrary statutory right, the Tenant shall not exercise any legal or equitable rights of set-off, deduction, abatement or counterclaim which it may have to reduce its liability for Rents.

4.8	Rent Review

4.8.1	The Landlord and the Tenant may agree the Open Market Rent at any time. If the Open Market Rent has not been agreed by the date three months before the Rent Review Date then until it has been agreed either of them may, by giving notice in writing to the other, require the matter to be decided by an independent surveyor (“the valuer”) of not less than ten years qualification and having practical experience in and knowledge of commercial lettings of property similar to the Property and situated in the area in which the Property is situated.

4.8.2	The valuer shall act as an arbitrator and not as an expert and the Arbitration Act 1996 shall apply to his determination.

4.8.3	The valuer shall be appointed (in the event of the Landlord and the Tenant failing to agree on the appointee) by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors (“RICS”) on the application of either party.

4.8.4	The Landlord and the Tenant may agree in writing the Reviewed Rent at any time and if they do so after a referral to the valuer then:-

(a)	the valuer’s appointment shall (subject only to resolution of the issue of costs) be determined upon such agreement;

(b)	the valuer’s costs to the date of such agreement and relating to any award as to costs shall be in the determination of the valuer as part of the reference to it insofar as not agreed between the Landlord and the Tenant.

4.8.5	If the valuer shall die delay or become unwilling, unfit or incapable of acting or if for any other reason the President for the time being of the Royal Institution of Chartered Surveyors or the person acting on its behalf shall in its absolute discretion think fit he may on the application of either party by writing discharge the valuer and appoint another in its place.

4.8.6	The valuer’s determination shall be dated with the date on which it is actually despatched to the Landlord and the Tenant and not any earlier date.

4.8.7	Where the Rent Review Date is a quarter day and the Reviewed Rent payable on and from that Rent Review Date has been ascertained by that day, the Principal Rent payable on that day shall be calculated at the rate of the Reviewed Rent.

4.8.8	Where the Rent Review Date is not a quarter day:

(a)	if the Reviewed Rent payable on and from the Rent Review Date has been ascertained by the immediately preceding quarter day, the Principal Rent payable on that quarter day shall comprise rent at the then current rate of Principal Rent (“the Previous Rent”) for the period to immediately before the Rent Review Date together with rent at the rate of the Reviewed Rent for the remainder of the quarter;

(b)	if the Reviewed Rent is ascertained after the quarter day immediately preceding the Rent Review Date but before the Rent Review Date, then on that quarter day the Tenant shall pay on account of the Principal Rent a full quarterly rent at the rate of the Previous Rent, and on the Rent Review Date the Tenant shall pay to the Landlord additional rent for the remainder of that quarter at the rate by which the Reviewed Rent exceeds the Previous Rent.

4.8.9	Where the Reviewed Rent payable on and from the Rent Review Date is ascertained after the Rent Review Date, then:

(a)	on the quarter day falling before the ascertainment of the Reviewed Rent the Tenant shall pay on account rent at the rate of the Previous Rent, and

(b)	on the quarter day following ascertainment of the Reviewed Rent the Tenant shall pay to the Landlord (a) rent for the ensuing quarter at the rate of the Reviewed Rent and (b) a sum equal to the shortfall by which the Reviewed Rent calculated from the Rent Review Date down to immediately before that quarter day exceeds the rent paid on account and (c) interest at the Base Rate on that shortfall calculated from day to day on each part of the shortfall for the period from the date on which it would have been payable if the Reviewed Rent had been ascertained by the Rent Review Date.

4.8.10	For the purposes of this clause, the Reviewed Rent is “ascertained” when it is agreed in writing between the Landlord and the Tenant or if determined by the valuer in accordance with the provisions of clause 4.8.6.

4.8.11	If either the Landlord or the Tenant shall fail to pay the appropriate amount of the fees and expenses of the valuer as determined by it within fourteen days of the same being demanded by the valuer, the other shall be entitled to pay the same and the amount so paid shall be repaid on demand with interest at the Prescribed Rate by the party chargeable on demand.

4.8.12	If at the Rent Review Date there shall be in force any Enactment which shall restrict curtail or modify the effect or operation of the provisions of this clause 4.8 then the Landlord shall in addition to the review herein provided for on the occasion such Enactment or any part thereof is removed relaxed or modified be entitled on giving not less than one month’s notice in writing expiring after such removal relaxation or modification to introduce a special review date which shall be the date of expiration of such notice and the rent from such special review date if any shall be determined in accordance with the provisions of this clause 4.8 mutatis mutandis.

4.8.13	Immediately after agreement (as distinct from determination) of the Reviewed Rent a memorandum as to its amount shall be signed by the Landlord and the Tenant.

5.	INTEREST

5.1	Interest on late payments

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if any of the Rents (whether formally demanded or not in case of the Principal Rent) or any other sum of money payable to the Landlord by the Tenant under this Lease shall not be paid so that the Landlord receives full value in cleared funds on the date being 10 Working Days after the due payment date under the terms of this Lease the Tenant shall pay interest on such Rents and/or sums at the Prescribed Rate from and including the date when payment was due in respect of the Principal Rent and from demand in respect of all other payments to the date of payment to the Landlord (both before and after any judgment).

5.2	Interest on refused payments

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if the Landlord shall with good reason decline to accept any of the Rents so as not to waive any existing breach, the Tenant shall pay interest on such Rent at the Prescribed Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord.

6.	OUTGOINGS

6.1	Tenant’s obligation to pay

The Tenant shall pay, or indemnify the Landlord against, all existing and future rates, taxes, duties, charges, assessments, impositions and other outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) which are now or may at any time during the Term be charged, levied, assessed or imposed upon, or payable in respect of, the Property or upon the owner or occupier of them (excluding any tax payable by the Landlord occasioned by any disposition of, or dealing with, the reversion of this Lease) and, in the absence of a direct assessment on the Property, shall pay to the Landlord a fair proportion (to be reasonably determined by the Landlord) of any such outgoings.

6.2	Costs of utilities etc.

The Tenant shall:-

6.2.1	pay all charges for electricity, gas and water consumed in the Property, including any connection and hiring charges and meter rents; and

6.2.2	perform and observe all present and future regulations and requirements of the electricity, gas and water supply companies or boards in respect of the supply and consumption of electricity, gas and water on the Property.

7.	VALUE ADDED TAX

7.1	Sums exclusive of VAT

All sums payable under this Lease by the Tenant to the Landlord shall be deemed to be exclusive of Value Added Tax.

7.2	Tenant to pay VAT

Where pursuant to the terms of this Lease the Landlord makes a supply to the Tenant (other than a supply made in consideration for the payment of the Rents) and Value Added Tax is payable in respect of such supply, the Tenant shall pay to the Landlord on the date of such supply a sum equal to the amount of Value Added Tax so payable and any penalty or interest incurred by the Landlord for any late payment of such Value Added Tax and the Landlord shall supply to the Tenant a Value Added Tax invoice in respect of the same.

7.3	VAT incurred by Landlord

Where the Tenant is required by the terms of this Lease to reimburse the Landlord for the costs or expenses of any supplies made to the Landlord, the Tenant shall also at the same time pay or, as the case may be, indemnify the Landlord against all Value Added Tax input tax incurred by the Landlord in respect of those supplies save to the extent that the Landlord is entitled to repayment or credit in respect of such Value Added Tax input tax.

8.	LANDLORD’S COSTS

Within ten (10) Working Days of written demand, the Tenant shall pay, or indemnify the Landlord and the Superior Landlord against, all reasonable and proper costs, fees, charges, disbursements and expenses properly incurred by them, including those payable to solicitors, counsel, surveyors, architects and bailiffs:-

8.1	in relation to the preparation and service of a notice under section 146 of the Law of Property Act 1925 or any proceedings under section 146 or section 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under section 146 is complied with by the Tenant or the Tenant has been relieved under the provisions of that Act and even though forfeiture may be avoided otherwise than by relief granted by the court);

8.2	in relation to the preparation and service of all notices and schedules relating to any wants of repair, whether served during or within three (3) months after the expiration of the Term (but relating in all cases only to such wants of repair which accrued not later than the expiration or earlier determination of the Term);

8.3	in connection with the recovery or attempted recovery of arrears of rent or other sums due from the Tenant, or in procuring the remedying of the breach of any covenant by the Tenant;

8.4	in relation to any application for consent required or made necessary by this Lease (such costs to include reasonable management fees and expenses) whether or not it is granted (except in cases where the Landlord is obliged not to withhold its consent unreasonably and the withholding of its consent is held to be unreasonable), or the application is withdrawn.

9.	REPAIRS, DECORATION ETC.

9.1	Repairs

Subject to clause 9.2, the Tenant shall:

9.1.1	repair and keep in good and substantial repair and condition the Property; and

9.1.2	as and when reasonably necessary, replace any of the landlord’s fixtures and fittings (excluding all air conditioning units, sprinklers and ducting and ancillary plant, machinery, apparatus or equipment situated in the Property) which become beyond repair with new ones which are similar in type and quality.

9.2	Damage by the Insured/Uninsured Risks

There shall be excepted from the obligations contained in clause 9.1:

9.2.1	any damage caused by the Insured Risks (to the extent to which the Landlord covenants to insure the same under Clause 27.1) save to the extent that payment of the insurance monies shall be withheld by reason of any act, neglect or default of the Tenant, any undertenant or occupier or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them unless the Tenant shall have complied with the provisions of clause 27.7;

9.2.2	any damage caused by an Uninsured Risk

9.3	Decorations

The Tenant shall in the fifth year of the Term and in the last three (3) months of the Term (whether determined by passage of time or otherwise) in a good and workmanlike manner prepare and decorate with at least two coats of good quality paint or otherwise treat, as appropriate, all parts of the Property, such decorations and treatment in the last year of the Term to be executed in such colours and materials as the Landlord may reasonably require;

9.4	Cleaning

The Tenant shall:

9.4.1	keep the Property in a clean and tidy condition;

9.4.2	as often as reasonably necessary properly clean the inside of the windows or window frames and all other glass in the Property unless the Landlord, in its discretion, arranges for the cleaning of the windows or window frames of the Property itself.

9.5	Tenant’s Plant

The Tenant shall keep in good and substantial repair and condition any Tenant’s Plant.

10.	YIELD UP

10.1	Reinstatement of Property

Immediately prior to the expiration or earlier determination of the Term the Tenant shall at its cost:-

10.1.1	replace any of the landlord’s fixtures and fittings which shall be missing, damaged or destroyed, with new ones of similar kind and quality or (at the option of the Landlord) pay to the Landlord the reasonable cost of replacing any of them;

10.1.2	remove from the Property any sign, writing or painting of the name or business of the Tenant or any occupier of them and all tenant’s fixtures, fittings, furniture and effects and make good, to the reasonable satisfaction of the Landlord, all damage caused by such removal;

10.1.3	unless directed not to do so by the Landlord before the end of the Term, remove and make good any alterations or additions made to the Property during the Term and well and substantially reinstate the Property to an open plan layout and to the Landlord’s reasonable satisfaction.

10.2	Yielding up in repair

At the expiration or earlier determination of the Term, the Tenant shall quietly yield up the Property to the Landlord in the standard of repair and condition required by the covenants by the Tenant contained in this Lease.

11.	COMPLIANCE WITH NOTICES

11.1	Tenant to remedy breaches of covenant

Whenever the Landlord shall give written notice to the Tenant of any defects, wants of repair or breaches of covenant, the Tenant shall, within forty (40) days of such notice, or sooner if requisite, make good such defects or wants of repair and remedy the breach of covenant to the reasonable satisfaction of the Landlord.

11.2	Failure of Tenant to repair

If the Tenant shall fail within fifteen (15) Working Days of such notice, or as soon as reasonably possible in the case of emergency, to commence and then diligently and expeditiously to continue to comply with such notice, the Landlord may enter the Property and carry out, or cause to be carried out, any of the works referred to in such notice and all reasonable and proper costs and expenses properly incurred as a result shall be paid by the Tenant to the Landlord within ten (10) days of written demand and, in default of payment, shall be recoverable as a debt.

12.	ALTERATIONS

12.1	No structural or external alterations

The Tenant shall not alter, cut into or remove any of the principal or load-bearing walls, floors, beams or columns in or enclosing the Property and shall not make any alterations which affect the external appearance of the Property and/or Building.

12.2	No alterations to landlord’s fixtures

The Tenant shall not make any alteration or addition to any of the landlord’s fixtures which for the avoidance of doubt includes the door and glass screens at the entrance to the Property or to any of the Conduits in the Property.

12.3	Non-structural alterations

The Tenant may make non-structural internal alterations to the Property with the prior written consent of the Landlord (such consent not to be unreasonably withheld or delayed) but the Tenant may, without the Landlord’s consent, install, alter or remove internal non-structural partitioning and associated works (including cabling works within the Property and associated mechanical and electrical modifications) subject to:

12.3.1	the Tenant otherwise complying with the provisions of this Lease regarding such works;

12.3.2	such works not adversely affecting or interfering with any heating, cooling or other services and Conduits in the Building;

12.3.3	the Tenant providing the Landlord with details of such works promptly upon their completion and in any event within 20 Working Days of completion of the works.

12.4	Covenants by Tenant

The Tenant shall enter into such covenants as the Landlord may reasonably require regarding the execution of any works to which the Landlord consents under this clause, but will include an obligation to reinstate the Property at the end or earlier determination of the Term provided they are consistent with clause 10.1.3.

13.	USE OF PROPERTY

13.1	Permitted use

The Tenant shall not use the Property or any part of them except for the Permitted Use.

13.2	Tenant not to leave Property unoccupied

The Tenant shall not leave the Property continuously unoccupied for more than thirty (30) days without notifying the Landlord.

13.3	Details of keyholders

The Tenant shall ensure that, at all times, the Landlord has particulars of the name, home address and home telephone number of at least two keyholders of the Property.

13.4	Keys to be given to the Landlord

The Tenant shall provide the Landlord with a set of keys to the Property to enable the Landlord or its agents and others authorised by the Landlord to enter the Property for security purposes or in cases of emergency.

14.	USE RESTRICTIONS

The Tenant shall perform and observe the obligations set out in Schedule 3.

15.	LANDLORD’S REGULATIONS

The Tenant shall comply with all reasonable regulations made by the Landlord from time to time and notified to the Tenant in writing for the general management and security of the Building, the Common Parts and other areas used or to be used in common with others save that if any such regulations are inconsistent with this Lease, this Lease prevails.

16.	USE OF PROPERTY OUTSIDE BUSINESS HOURS

If the Tenant wants to use the Property outside Business Hours the Tenant shall be entitled to use the Property and to have access to them at any time of the day or night on any day of the year on the following terms:

16.1	the Tenant shall pay to the Landlord within ten (10) Working Days of written demand the whole of the reasonable and proper expenses attributable to the provision of any such staff, services and security required and as requested by the Tenant outside Business Hours or if such staff, services and security are used in conjunction with other tenants in the Building a fair and reasonable proportion of such costs according to use; and

16.2	the Landlord shall not be obliged to provide any services to the Building in general or to the Property in particular if the Landlord, in its reasonable discretion, considers it impractical to do so.

17.	EXCLUSION OF WARRANTY AS TO USER

17.1	No warranty by Landlord

Nothing contained in this Lease, or in any consent or approval granted by the Landlord under this Lease, shall imply or warrant that the Property may be used under the Planning Acts for the purpose permitted by this Lease or any purpose subsequently permitted.

17.2	Tenant’s acknowledgement

The Tenant acknowledges that neither the Landlord nor any person acting on behalf of the Landlord has at any time made any representation or given any warranty that any use permitted by this Lease is, will be, or will remain, a use authorised under the Planning Acts.

17.3	Tenant to remain bound

Even though any such use may not be a use authorised under the Planning Acts, the Tenant shall remain fully liable to the Landlord in respect of the obligations undertaken by the Tenant in this Lease without being entitled to any compensation, recompense or relief of any kind.

18.	GENERAL RESTRICTIONS

18.1	Alienation generally

The Tenant shall not assign, charge, underlet or part with possession or share the occupation of, or permit any person to occupy, or create any trust in respect of the Tenant’s interest in, the whole or any part of the Property, except as may be expressly permitted by this clause and clauses 19 and 20.

18.2	Sharing with a Group Company

Nothing in this clause or clauses 19 and 20 shall prevent the Tenant from sharing occupation of the whole or any part of the Property with any company which is, for the time being, a Group Company of the Tenant subject to (a) the Tenant giving to the Landlord prior written notice of the sharing of occupation and the name of the Group Company (b) the Tenant and that Group Company remaining in the same relationship whilst the sharing lasts and (c) the sharing not creating the relationship of landlord and tenant between the Tenant and that Group Company.

18.3	Charging

The Tenant may charge the whole of the Property with the Landlord’s consent (such consent not to be unreasonably withheld or delayed) but no consent is required for the creation of a floating charge over the whole or substantially the whole of the Tenant’s assets as part of its normal business.

19.	ASSIGNMENT

19.1	No Assignment of Part

The Tenant shall not assign any part or parts (as distinct from the whole) of the Property.

19.2	Circumstances in which consent to Assignment may be withheld

For the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord may withhold its consent to an assignment of the whole of the Property in the following circumstances:-

19.2.1	Where the proposed assignee is not resident in a jurisdiction where reciprocal enforcement of judgements exists or in the reasonable opinion of the Landlord does not have sufficient assets within the jurisdiction of England and Wales to satisfy the Tenant’s financial covenants and obligations under this Lease.

19.2.2	Where the proposed assignee is any person or entity who has the right to claim sovereign or diplomatic immunity or exemption from liability from the covenants on the part of the Tenant contained in this Lease.

19.2.3	If there are any outstanding material subsisting breaches of the Tenant’s obligations under this Lease.

19.2.4	Where the proposed assignee is a Group Company.

19.3	Conditions for Landlord’s Consent

For the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 it is further agreed that any consent of the Landlord to an assignment of the whole of the Property may be subject:

19.3.1	If reasonably required by the Landlord a condition requiring the proposed assignee upon completion of the proposed assignment either;

(a)	to deposit in such account such sum as may be reasonably required by the Landlord and to deliver to the Landlord a duly executed rent deposit deed in such form as the Landlord may reasonably require; or

(b)	to provide an acceptable guarantor for any proposed assignee and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord, as a primary obligation, in the terms contained in Schedule 4 (with any necessary changes).

19.3.2	A condition that the Tenant shall, prior to the proposed assignment being completed, execute and deliver to the Landlord a deed which shall be prepared by the Landlord’s solicitors containing covenants on the part of the Tenant in the form of those contained in Schedule 7 (therein defined as the “Present Tenant”) or in such other terms as the Landlord may reasonably require.

19.3.3	A condition that any guarantor of the Tenant shall, prior to the proposed assignment being completed, execute and deliver to the Landlord a deed which shall be prepared by the Landlord’s solicitors which provides for the guarantor to guarantee the Tenant’s observance and performance of the covenants contained in the deed referred to in clause 19.3.2 in such form as the Landlord shall reasonably require.

19.4	Assignment of the whole

Without prejudice to the provisions of Clauses 18 to 19.3 inclusive the Tenant shall not assign the whole of the Property without the prior written consent of the Landlord and except in relation to the circumstances mentioned in Clause 19.2 and the conditions mentioned in Clause 19.3 such consent shall not be unreasonably withheld or delayed. The parties agree that in considering whether or not the Landlord is reasonably withholding such consent due and proper regard shall be had to the provisions and effect of the Landlord and Tenant (Covenants) Act 1995.

20.	UNDERLETTING

20.1	Underletting

20.1.1	The Tenant shall not underlet the whole or part of the Property other than on condition that:-

(a)	if the Landlord shall reasonably so require, the undertenant obtains an acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord, as a primary obligation, in the terms contained in Schedule 4 (with any necessary changes); and

(b)	the tenancy created by the underlease is validly excluded from sections 24 to 28 of the Landlord and Tenant Act 1954.

20.1.2	No subletting of part shall result in the division of the Property into more than two occupancies (one of which must be occupied by the Tenant) and each underletting of part shall only be of a part approved by the Landlord (such approval not to be unreasonably withheld or delayed) that is capable of being occupied and used as a self-contained unit with all necessary and proper services and any areas created as common parts (and approved by the Landlord) between such divided space shall not be considered as occupied by a party but shall be retained by the Tenant for use by the Tenant and the sub-tenant.

20.2	Underletting rent

The Tenant shall not underlet the whole or part of the Property at a fine or premium or at a rent less than the open market rent of the Property (or the part underlet (as applicable)).

20.3	Direct covenants from undertenant

Prior to any permitted underlease, the Tenant shall procure that the undertenant enters into the following direct covenants with the Landlord:-

20.3.1	an unqualified covenant by the undertenant not to assign or charge any part (as opposed to the whole) of the Property to be underlet;

20.3.2	an unqualified covenant by the undertenant not to underlet the whole or any part of the Property to be underlet nor (save by way of an assignment of the whole of the Property to be underlet or sharing with a Group Company pursuant to the terms of clause 18.2) part with possession or share the occupation of the whole or any part of the Property to be underlet or permit any person to occupy them;

20.3.3	a covenant by the undertenant not to assign or charge the whole of the Property to be underlet without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed;

20.3.4	a covenant by the undertenant to perform and observe all the tenant’s covenants contained in (a) this Lease (other than the payment of the Rents) so far as the same are applicable to the property to be underlet and (b) the permitted underlease.

20.4	Contents of underlease

Every permitted underlease (a final copy of which shall be supplied to, and approved by, the Landlord prior to its grant, such approval not to be unreasonably withheld or delayed) shall contain:-

20.4.1	a covenant by the undertenant (which the Tenant covenants to use reasonable endeavours to enforce) prohibiting the undertenant from doing or suffering any act or thing on, or in relation to, the property underlet inconsistent with, or in breach of, this Lease;

20.4.2	a condition for re-entry on breach of any covenant by the undertenant;

20.4.3	the same restrictions as to assignment, charging and parting with or sharing the possession or occupation of the Property underlet, and the same provisions for direct covenants and registration, as are in this Lease (with any necessary changes);

20.4.4	an absolute prohibition on any further sub underletting; and

20.4.5	(if the term of the underlease extends beyond the Rent Review Date under this Lease) subject to review on the same dates and on the same basis as under this Lease.

20.5	Tenant to obtain Landlord’s consent

Without prejudice to the other provisions of this clause, the Tenant shall not underlet the whole or part of the Property without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

20.6	Tenant to enforce obligations

The Tenant shall use reasonable endeavours to enforce the performance and observance of the covenants by the undertenant contained in any permitted underlease and shall not, at any time, either expressly or by implication, waive any breach of them.

20.7	No variation of terms

The Tenant shall not vary the terms of any permitted underlease, without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

20.8	No reduction in rent

The Tenant shall procure that the rent payable under any permitted underlease is not commuted or made payable more than one quarter in advance and shall not permit any reduction of that rent (but this will not prevent the grant of a rent free period of such length as is usual on a new letting of similar premises at that time).

20.9	Rent review

The Tenant shall not agree a revised rent under any permitted underlease pursuant to any rent review provisions contained therein without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

21.	REGISTRATION OF DISPOSITIONS

Within twenty (20) Working Days of every assignment, transfer, assent, underlease, assignment of underlease, mortgage, charge or any other disposition, whether mediate or immediate, of or relating to the Property, the Tenant shall provide the Landlord or its solicitors with a copy (certified as true) of the deed, instrument or other document evidencing or effecting such disposition and, on each occasion, shall pay to the Landlord or its solicitors a fee of fifty pounds (£50.00).

22.	STATUTORY REQUIREMENTS

22.1	Tenant to comply with statutes

The Tenant shall, at its expense, comply in all respects with every statute now in force or which may, after the date of this Lease, be in force and any other obligation imposed by law and all regulations laws or directives made or issued by or with the authority of The European Commission and/or The Council of Ministers relating to the Property or their use, including (but without limitation) the Defective Property Act 1972, the Health and Safety at Work etc. Act 1974, the Environmental Protection Act 1990, the Water Resources Act 1991, the Environment Act 1995 and the Disability Discrimination Act 1995 but only insofar such statute or other such obligations relate to and affect the Tenant’s use and occupation of the Property.

22.2	Tenant to execute necessary works

The Tenant shall execute all works and provide and maintain all arrangements on or in respect of the Property or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other competent authority or court of competent jurisdiction acting under or in pursuance of any statute, whether any of the same are required to be carried out by the landlord, tenant or occupier, and shall indemnify the Landlord against all reasonable and proper costs, charges, fees and expenses of, or incidental to, the execution of any works or the provision or maintenance of any arrangements so required but only insofar such statute or other such obligations relate to and affect the Tenant’s use and occupation of the Property.

22.3	Tenant to refrain from certain acts

The Tenant shall not do, or omit to be done, in the Property, any act or thing by reason of which the Landlord may, under any statute, incur or have imposed upon it, or become liable to pay, any damages, compensation, costs, charges, expenses or penalty.

23.	PLANNING ACTS

23.1	Tenant’s obligation to comply

The Tenant shall comply with the Planning Acts relating to, or affecting, the Property, and indemnify the Landlord against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability whatsoever in respect of any non-compliance.

23.2	No application for planning permission without consent

The Tenant shall not make any application for planning permission or for other consents required under the Planning Acts in respect of the Property without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed.

23.3	Tenant to obtain all permissions

The Tenant shall, at its expense, obtain and, if appropriate, renew any planning permission and any other consent and serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance of any use on the Property.

23.4	Tenant to pay planning charges

The Tenant shall pay and satisfy any charge or levy imposed under the Planning Acts in respect of any Development by the Tenant on the Property.

23.5	No implementation of permission without approval

The Tenant shall not implement any planning permission or consent required under the Planning Acts before it has been produced to, and approved in writing by, the Landlord, such approval not to be unreasonably withheld or delayed but the Landlord may refuse to approve such planning permission or consent on the grounds that any condition contained in it, or anything omitted from it, or the period referred to in it, would, in the reasonable opinion of the Landlord, be or be likely to be prejudicial to the Landlord’s interest in the Property or the Building or in any Adjoining Property, whether during or following the expiration or earlier determination of the Term.

23.6	Tenant to carry out works before end of Term

Unless the Landlord shall otherwise direct in writing, the Tenant shall carry out and complete before the expiration or earlier determination of the Term:-

23.6.1	any works required to be carried out to the Property as a condition of any planning permission granted during the Term and implemented by the Tenant whether or not the date by which the planning permission requires such works to be carried out is within the Term; and

23.6.2	any Development begun upon the Property in respect of which the Landlord may be or become liable for any charge or levy under the Planning Acts.

23.7	Plans etc. to be produced

The Tenant shall produce to the Landlord as soon as reasonably practicable following written demand all plans, documents and other evidence as the Landlord may reasonably require in order to satisfy itself that this clause has been complied with.

24.	STATUTORY NOTICES

24.1	Notices Generally

The Tenant shall:-

24.1.1	within ten (10) Working Days (or sooner if necessary having regard to the requirements of the notice or order in question or the time limits stated in it) of receipt of any notice or order or proposal for a notice or order given to the Tenant and relevant to the Property or any occupier of them by any government department, local, public or other competent authority or court of competent jurisdiction, provide the Landlord with a true copy of it;

24.1.2	without delay, take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant but only insofar such statute or other such obligations relate to and affect the Tenant’s use and occupation of the Property; and

24.1.3	at the request and cost of the Landlord join with the Landlord in making such objection, complaint, representation or appeal against or in respect of any such notice, order or proposal as the Landlord shall reasonably deem expedient.

24.2	Party Wall etc. Act 1996

The Tenant shall:-

24.2.1	Forthwith after receipt by the Tenant of any notice served on the Tenant under the Party Wall etc Act 1996 provide the Landlord with a true copy of it;

24.2.2	At the request and cost of the Landlord join with the Landlord in making such objection complaint representation and in serving such counter notice against or in respect of any such notice as the Landlord shall reasonably deem expedient;

24.2.3	At the request and cost of the Landlord join with the Landlord in serving any such notice on any adjoining owner under the Party Wall etc. Act 1996 as the Landlord may from time to time reasonably require.

25.	FIRE PRECAUTIONS AND EQUIPMENT

25.1	Compliance with requirements

The Tenant shall comply with the requirements and recommendations of the fire authority and the insurers of the Building and notified to the Tenant by the Landlord and the reasonable requirements of the Landlord in relation to fire precautions affecting the Property.

25.2	Fire fighting appliances to be supplied

The Tenant shall keep the Property equipped with such fire fighting appliances as shall be required by any statute, the fire authority or the insurers of the Building, or as shall be reasonably required by the Landlord (or, at the Landlord’s option, the Tenant shall pay to the Landlord within twenty (20) Working Days of written demand the reasonable cost of the Landlord providing and installing any such appliances) and the Tenant shall keep such appliances open to inspection and maintained to the reasonable satisfaction of the Landlord.

25.3	Access to be kept clear

The Tenant shall not obstruct the access to, or means of working, any fire fighting appliances or the means of escape from the Property or the Building in case of fire or other emergency.

26.	DEFECTIVE PROPERTY

As soon as reasonably practicable after becoming aware of the same the Tenant shall give written notice to the Landlord of any defect in the Property which might give rise to an obligation on the Landlord to do, or refrain from doing, any act or thing so as to comply with any duty of care imposed on the Landlord under the Defective Property Act 1972, and shall display and maintain in the Property all notices which the Landlord may, from time to time, reasonably require to be displayed in relation to any such matters.

27.	INSURANCE PROVISIONS

27.1	Landlord to insure

The Landlord shall insure and keep insured with some publicly quoted insurance company (or a subsidiary of a publicly quoted company) or with Lloyd’s underwriters and through such agency of repute as the Landlord may from time to time, reasonably determine, subject to such exclusions, excesses, limitations, terms and conditions as may be contained in any policy taken out by the Landlord and as are usual in the marketplace:-

27.1.1	the Building (including plate glass) in its Full Reinstatement Cost against loss or damage by the Insured Risks;

27.1.2	the loss of the Principal Rent and the Service Charge from time to time payable, or reasonably estimated to be payable, under this Lease for three (3) years;

27.1.3	explosion of any engineering and electrical plant and machinery in the Building to the extent that the same is not covered by clause 27.1.1;

27.1.4	property owner’s liability and such other insurances in respect of the Building as the Landlord may acting reasonably, from time to time, deem necessary to effect.

27.2	Full Reinstatement Cost

In this clause, “Full Reinstatement Cost” means the full cost of reinstating the Building at the time when such reinstatement is likely to take place, having regard to any possible increases in building costs, and including the cost of demolition, shoring up, site clearance, ancillary expenses and architects’, surveyors’ and other professional fees and any necessary Value Added Tax.

27.3	Landlord to produce evidence of insurance

At the request of the Tenant, the Landlord shall produce to the Tenant reasonable evidence from the insurers of the terms of the insurance policy and the fact that the policy is subsisting and in effect.

27.4	Damage to the Building

If the Building or any part of it shall be damaged or destroyed by any of the Insured Risks then:-

27.4.1	unless payment of the insurance monies shall be refused wholly or partly by reason of any act or default of the Tenant, any undertenant or occupier of any part of the Property or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them and the Tenant has not complied with its obligations under clause 27.7; and

27.4.2	subject to the Landlord being able to obtain any necessary planning permission and all other necessary licences, approvals and consents, which the Landlord shall use reasonable endeavours to obtain but shall not be obliged to institute any appeals; and

27.4.3	subject to any necessary labour and materials being and remaining available, which the Landlord shall use all reasonable endeavours to obtain as soon practicable the Landlord shall lay out the net proceeds of such insurance received by the Landlord in respect of such damage, (other than any in respect of loss of rent and service charge), in the reinstatement and rebuilding of the part of the Building so damaged or destroyed substantially as it was prior to any such damage or destruction (but not so as to provide accommodation identical in layout if it would not be reasonably practical to do so).

27.5	Uninsured Damage

27.5.1	In the event that the Building or any part of it is damaged or destroyed by an Uninsured Risk so that the Property or any part of it is unfit for occupation and/or inaccessible and/or use then the Landlord shall within six months from the date of such damage or destruction (the “Election Period”) elect and notify the Tenant in writing whether or not the Landlord intends to reinstate the Property

27.5.2	If the Landlord serves notice in accordance with clause 27.5.1 that it intends to reinstate the Property then the provisions of this Lease shall apply in all respects as if the damage and destruction had been caused by an Insured Risk.

27.5.3	If:

(a)	The Landlord elects not to reinstate the Property then this lease will be deemed to have been immediately determined upon receipt of such notice by the Tenant;

(b)	By the end of the Election Period the Landlord has failed to notify the Tenant of its election either party may at any time after the end of the Election Period serve immediate notice on the other party to determine this Lease and this Lease shall immediately determine

(but in either case without prejudice to the accrued rights or remedies of either party).

27.5.4	If the Landlord serves notice in accordance with clause 27.5.1 that it intends to reinstate the Property, then:

(a)	the Landlord immediately loses its entitlement to elect not to reinstate the Property;

(b)	the Landlord will reinstate the Building at its own cost but otherwise subject to the terms of clause 27.4; and

(c)	if, after the expiry of a period of two years and nine months from and including the date on which the damage or destruction by an Uninsured Risk occurs, reinstatement has not been completed so that the Property remains unfit for occupation or use or inaccessible, then the Tenant may determine this lease on three months’ notice unless the Landlord will before the expiry of such notice have so completed such reinstatement.

27.5.5	The rent suspension provisions in clause 27.8 shall apply from the date of damage or destruction caused by an Uninsured Risk as if the damage and destruction has been caused by an Insured Risk.

27.6	Where reinstatement is prevented

27.6.1	If the Landlord is prevented from reinstating or rebuilding the Property or the Building, due to a lack of all planning permissions, approvals and consents necessary for such purpose having used all reasonable endeavours to obtain them, and the Landlord continues to be prevented from reinstating or rebuilding for a period of three (3) years after the date of the damage or destruction due to a continuing lack of all such permissions, approvals and consents, the Landlord shall thereupon be released from such obligation and shall be solely entitled to all the insurance monies. Unless this Lease has been terminated by frustration in the meantime, the Landlord or the Tenant may, at any time after the expiry of such period but only in circumstances where the Landlord has not reinstated such damage to the Building so as to render the Property fit for use and occupation and accessible, determine this Lease by giving written notice to the other but such determination shall be without prejudice to any claim which either party may have against the other for any previous breach of covenant or sum previously accrued due.

27.7	Payment of insurance money refused

If payment of any insurance money is refused as a result of some act or default of the Tenant, any undertenant or occupier of any part of the Property or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them, the Tenant shall pay to the Landlord, within ten (10) Working Days of written demand, the amount so refused.

27.8	Suspension of rent payments

If the Property or the Building or any part of them shall be damaged or destroyed by any of the Insured Risks so as to render the Property unfit for use and/or occupation and/or inaccessible, the Principal Rent and the Service Charge, or a fair proportion of them according to the nature and extent of the damage sustained, shall not be payable until the Property or the part damaged or destroyed shall be again rendered fit for use and occupation by the Tenant and accessible or until the expiration of (in the case of the Principal Rent) the loss of rent insurance or (in the case of the Service Charge) the loss of service charge insurance (whichever is the earlier). Such suspension of rent shall be conditional upon the insurance not having been vitiated or payment of the policy monies refused wholly or partly as a result of some act or default of the Tenant, any undertenant or occupier of any part of the Property or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them unless the Tenant has complied with its obligations under clause 27.8. Any dispute regarding the suspension of payment of the Principal Rent or the Service Charge shall be referred to a single arbitrator to be appointed, in default of agreement, upon the application of either party, by the President in accordance with the Arbitration Act 1996.

27.9	Insurance becoming void

The Tenant shall not do, or omit to do:-

27.9.1	anything which could cause any policy of insurance covering the Property or the Building or any Adjoining Property owned by the Landlord (but only in circumstances where the Landlord has provided the Tenant with details of the insurance policies which relate to the Building or any such Adjoining Property) to become wholly or partly void or voidable; or

27.9.2	anything whereby any abnormal or loaded premium may become payable in respect of the policy, unless the Tenant has previously notified the Landlord and agreed to pay the increased premium and, in any event, the Tenant shall pay to the Landlord within ten (10) Working Days of written demand any additional premium incurred by the Landlord.

27.10	Requirements of insurers

The Tenant shall, at all times, comply with any requirements and reasonable recommendations of the insurers of the Building so far as the same are known by the Tenant.

27.11	Notice by Tenant

The Tenant shall give notice to the Landlord as soon as practicable upon becoming aware of the happening of any event or thing which might affect any insurance policy relating to the Property or the Building.

28.	DEFAULT OF TENANT

28.1	Re-entry

Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, on or at any time after the happening of any of the events mentioned in clause 28.2, the Landlord may re-enter the Property or any part of them in the name of the whole, and the Term shall then end, but without prejudice to any claim which either party may have against the other or against any Guarantor for any previous breach of covenant or sum previously accrued due.

28.2	Events of default

The events referred to in clause 28.1 are the following:-

28.2.1	if the Rents or any part of them shall be unpaid for 15 Working Days after becoming payable (in the case of Principal Rent whether formally demanded or not); or

28.2.2	if any of the covenants by the Tenant contained in this Lease shall not be performed and observed; or

28.2.3	if the Tenant, for the time being, and/or the Guarantor (if any) (being a body corporate):-

(a)	submits to any of its creditors a proposal under Part 1 of the Insolvency Act 1986; or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part 1 of the Insolvency Act 1986 or otherwise); or

(b)	has an administrative receiver or a receiver or a receiver and manager appointed in respect of the Tenant’s or the Guarantor’s property or assets or any part; or

(c)	resolves or the directors or shareholders resolve to present a petition for an administration order in respect of the Tenant or the Guarantor (as the case may be); or an administrator is appointed; or

(d)	passes a winding-up resolution (other than a voluntary winding-up while solvent for the purposes of amalgamation or reconstruction); or calls a meeting of its creditors for the purposes of considering a resolution that it be wound-up voluntarily; or resolves to present its own winding-up petition; or an administrator is appointed or is wound-up (whether in England or elsewhere); or has a liquidator or provisional liquidator appointed; or

(e)	shall cease for any reason to maintain its corporate existence; or is struck off the register of companies; or otherwise ceases to exist; or

28.2.4	if the Tenant, for the time being, and/or the Guarantor (if any) (being an individual, or if more than one individual, then any one of them) is adjudged bankrupt (whether in England or elsewhere); or has a receiver appointed in respect of the Tenant’s or the Guarantor’s property or assets or any part; or

28.2.5	if analogous proceedings or events to those referred to in this clause shall be instituted or occur in relation to the Tenant, for the time being, and/or the Guarantor (if any) elsewhere than in the United Kingdom; or

28.2.6	if the Tenant, for the time being, and/or the Guarantor (if any) suffers any distress or execution to be levied on the Property which is not discharged in full within twenty one (21) days after the levy has been made; or becomes unable to pay its debts as and when they fall due.

29.	LANDLORD’S SERVICES

29.1	Provision of Services

The Landlord covenants with the Tenant that it shall use reasonable endeavours to provide the following services in accordance with the principles of good estate management:-

29.1.1	Repairs

So far as may be necessary for the reasonable use and enjoyment by the Tenant of the Property and the Building, to keep the Retained Parts in good and substantial repair and condition;

29.1.2	Common Parts

To keep clean and maintained in a proper manner the Common Parts, including windows, and any lavatories of which the Tenant has the use, and, where appropriate, to keep them adequately lighted;

29.1.3	Lift

To provide a lift service by the operation of the lifts now installed in the Building or by such substituted lifts as the Landlord may, in its reasonable discretion, from time to time install;

29.1.4	Hot and cold water

To provide an adequate supply of hot water and cold water to the sinks and wash basins in any , kitchen or lavatory of which the Tenant has the use;

29.1.5	Heating

To provide to the Property and the Common Parts heating to such temperature as the Landlord may from time to time reasonably consider adequate and for such periods of the year as the Landlord may reasonably consider desirable having regard to the comfort of those persons occupying the Property;

29.1.6	Air Conditioning

To provide air conditioning to the Property to such reasonable standard as the air conditioning system was designed to achieve and having regard to the comfort of those persons occupying the Property;

29.1.7	Staff

To employ such staff as the Landlord may, reasonably, deem necessary to enable it to provide any of the services in the Building and for its general management and security;

29.1.8	Name Boards

To provide name boards of such size and design as the Landlord may, in its reasonable discretion, determine in the main entrance to the Building and at such other locations as the Landlord may reasonably consider desirable;

29.1.9	Open Areas

To repair and maintain those parts of the Building which are not built on, and keep them clear of all rubbish and free from weeds, and, at the Landlord’s reasonable discretion, to maintain such plants, shrubs, trees or garden or grassed areas as may be appropriate, and to keep them planted, free from weeds and the grass cut;

29.2	Appointment of agents

In performing its obligations under this clause, the Landlord shall be entitled to employ such properly professionally qualified agents, contractors or other persons as it may reasonably think fit, and to delegate its duties and powers to them and their reasonable and proper fees and expenses shall form part of the Expenditure (as defined in clause 30).

29.3	Variation of services

The Landlord may, at its discretion, add to, extend, vary or withhold from time to time any of the services referred to in this clause if the Landlord shall reasonably consider it desirable to do so for the more efficient management, operation or security of the Building, or for the comfort of the tenants in the Building and such changes shall be in the interests of good estate management.

29.4	Failure by Landlord to provide services

The Landlord shall not be liable to the Tenant in respect of any failure by the Landlord to perform any of the services referred to in this clause unless the Tenant has given to the Landlord written notice of the failure in question and the Landlord has failed within a reasonable time to remedy it, and then the Landlord shall be liable to compensate the Tenant only for any loss or damage sustained by the Tenant after that reasonable time has elapsed.

29.5	Exclusion of Landlord’s liability

The Landlord shall not incur any liability for any failure or interruption in any of the services to be provided by the Landlord or for any inconvenience or injury to person or property arising from that failure or interruption, in either case due to any maintenance, servicing, repair, replacement, mechanical breakdown, failure, malfunction, shortages, labour disputes or any cause or circumstance beyond the control of the Landlord, but the Landlord shall use reasonable endeavours to cause the service in question to be reinstated with the minimum of delay.

30.	SERVICE CHARGE

30.1	Definitions

In this Lease:-

30.1.1	“Advance Payment” means the Fair Proportion of the Estimated Expenditure;

30.1.2	“Estimated Expenditure” means, for any Financial Year during the Term, such sum as the Landlord may, from time to time, specify as being a fair and reasonable estimate of the Expenditure for the current Financial Year based on a budget prepared by the Landlord and submitted to the Tenant, and includes, for the Financial Year in question, any revised budget of the Landlord’s estimate of the Expenditure for that Financial Year such that the Landlord shall only be permitted to revise its budget twice in any Financial Year;

30.1.3	“Expenditure” means:

(a)	the aggregate of all costs, expenses and outgoings whatsoever properly incurred by the Landlord in complying with its covenants under clause 29 and in respect of the items set out in Schedule 5, whether the Landlord is obliged by this Lease to incur them or not; and

(b)	such sums or provision as the Landlord may, in its reasonable discretion, reasonably consider desirable to set aside from time to time for the purpose of providing for periodically recurring items of expenditure, whether recurring at regular or irregular intervals or for anticipated expenditure in respect of any of the services to be provided by the Landlord or any of the items set out in Schedule 5;

30.1.4	“Financial Year” means the period from 1 January in every year to 31 December of that year, or such other period as the Landlord may, in its reasonable discretion, from time to time reasonably determine but shall always be a period of 12 months;

30.1.5	“Index” means the “All Items” index figure of the Index of Retail Prices published by the Office for National Statistics or any successor ministry or department.

30.1.6	“Service Charge” means the Fair Proportion of the Expenditure;

30.1.7	“Service Charge Commencement Date” means the date hereof.

The Landlord shall, as soon as practical after the end of each Financial Year (and in any event within three months thereof), prepare an account showing the Expenditure for that Financial Year and containing a fair summary of the various items comprising the Expenditure, and on such account being certified by the Surveyor and a copy of it supplied to the Tenant, it shall be conclusive evidence save in the event of manifest error or mistake, for the purposes of this Lease, of all matters of fact referred to in the account. Within one month following receipt of the account, the Tenant may inspect the accounts and supporting invoices and receipts by prior appointment with the Landlord.

30.2	Service Charge Cap

30.2.1	In this clause 302.

(a)	“Index-Linked Cap” has the meaning set out in clause 30.2.3;

(b)	“Initial Maximum Sum” means £61,110; and

(c)	“Relevant Year” means each of the first five years of the Term.

30.2.2	The Tenant shall pay the Service Charge to the Landlord as additional rent.

30.2.3	The Service Charge in each Relevant Year shall not exceed the Index-Linked Cap or that year, calculated as follows:

(a)	For the first Relevant Year, the Index-Linked Cap shall be the Initial Maximum Sum.

(b)	For each subsequent Relevant Year throughout the Term, the Index-Linked Cap shall be the greater of:

(i) the Index-Linked Cap for the previous Relevant Year; and

(ii) the amount ascertained by applying the following formula:-

where:-

K – is the Initial Maximum Sum;

L - is the last index figure of the Index published immediately before the start of the Relevant Year; and

M - is the index figure of the Index published immediately before the date of this Lease.

(c)	If the final Relevant Year is less than a full year, then the Index-Linked Cap for that year shall be apportioned on a daily basis for the period from the start of that Relevant Year until the end of the Term.

(d)	If there is any material change after the date of this Lease in the reference base used to compile the Index, the figure taken to be shown in the Index after such change shall be the figure which would have been shown in the Index if the reference base current at the date of this Lease had been retained.

(e)	If it becomes impossible by reason of any change after the date of this Lease in the methods used to compile the Index or for any other reason whatsoever to calculate the revised Service Charge by reference to the Index, or if any dispute or question whatsoever arises between the Landlord and the Tenant with respect to the amount of the Service Charge or with respect to the construction or effect of this clause 30.2, then the determination of the Service Charge or other matter at issue shall be determined by a single arbitrator to be appointed, in default of agreement, upon the application of either party, by the President in accordance with the Arbitration Act 1996 who shall have full power to determine on such dates as he shall deem apposite what would have been the change in the Index had it continued on the basis current at the date of this Lease and given the information assumed to be available for the operation of this clause or (if that determination shall also be impossible) shall determine a reasonable revised Service Charge having regard to the purposes and intent of the provisions in the Lease for the capping of the Service Charge.

30.3	Advance Payment

The Tenant shall pay to the Landlord on account of the Service Charge:-

30.3.1	for the period beginning on the Service Charge Commencement Date to the end of the Financial Year current at the date of this Lease a pro-rated amount of the Advance Payment for that Financial Year; and

30.3.2	for each Financial Year following that current at the date of this Lease the Advance Payment for the Financial Year in question,

all such payments to be made by equal quarterly payments in advance on the same dates as the Principal Rent is payable and to be subject to adjustment if the Estimated Expenditure is revised as contemplated by its definition, the first instalment, being a proportion of the quarterly Advance Payment for the period beginning on the Service Charge Commencement Date and ending on the day before the quarter day following the Service Charge Commencement Date, to be made on the date of this Lease and the last instalment being a proportion of the quarterly Advance Payment for the period beginning on the last quarter day occurring during the Term and ending on the last day of the Term.

30.4	Balancing payment

If the Service Charge for any Financial Year:-

30.4.1	shall exceed the Advance Payment for that Financial Year, the excess shall be paid by the Tenant to the Landlord within ten (10) Working Days of written demand; or

30.4.2	shall be less than the Advance Payment for that Financial Year, the overpayment shall be credited to the Tenant against the next quarterly payment of the Service Charge, or, if there is none, refunded to the Tenant within ten (10) Working Days of the reconciliation of the service charge at the end of the Financial Year.

30.5	Omissions

Any omission by the Landlord to include in the account of the Expenditure in any Financial Year a sum expended or a liability incurred in that Financial Year shall not preclude the Landlord from including that sum or the amount of that liability in the next (but not any later) Financial Year.

30.6	Continuing application of provisions

This clause 30 shall continue to apply notwithstanding the expiration or earlier determination of the Term but only in respect of the period down to such expiration or earlier determination, the Service Charge for that Financial Year for that period being apportioned on a daily basis.

30.7	Exclusions from Service Charge

The Expenditure for the purposes of the calculation of the Service Charge shall not include:

30.7.1	any liability or expenditure which the other tenants or occupiers of the Building shall individually be responsible for under the terms of the tenancy or other arrangement by which they use or occupy the Building;

30.7.2	expenses relating to the collection of rents the review of rents and the letting and re-letting of Lettable Areas and any consents required under any leases of any other Lettable Areas and any proceedings against any of the tenants of the Building;

30.7.3	any costs incurred in connection with the making good of any damage to or the destruction of the Building or any part thereof caused by an Uninsured Risk or an Insured Risk (except to the extent that the policy of insurance has been vitiated or the payment of the policy monies refused in whole or in part by reason of any act or omission or default of the Tenant or any undertenant or anyone else claiming an interest under any of them);

30.7.4	any costs incurred in respect of any Lettable Area that is unlet and the Landlord shall for the avoidance of doubt bear the proportion of the Expenditure attributable to any unlet Lettable Area;

30.7.5	any cost associated with promoting or marketing the Building (including any inducements offered or paid in connection with any letting);

30.7.6	expenses incurred by the Landlord or any predecessor in title in relation to the original design and construction of the Property and/or the Building;

30.7.7	expenses relating to any expenditure necessitated by the wrongful act or default of the Landlord its servants or agents.

30.8	Costs of replacement and renewal

The costs of replacement and renewal may only be included as items comprising the Expenditure if:

30.8.1	the relevant items are beyond, or are shortly to become beyond, economic repair,

30.8.2	the relevant items are beyond, or are shortly to become beyond, efficient or economic operation, or are coming to the end of their projected useful life, or

30.8.3	replacement or renewal can be effected at a relatively low cost compared with the much greater cost that would probably be occasioned by postponement.

31.	OBLIGATIONS AND CONSENTS UNDER SUPERIOR LEASE

31.1	Obligations by Tenant

The Tenant shall perform and observe the tenant’s covenants in the Superior Lease (other than the covenant to pay rents) so far as any of them relate to the Property but not any tenant’s covenant which is expressly assumed by the Landlord under this Lease.

31.2	Obligations by Landlord

The Landlord shall pay the rents reserved by the Superior Lease and, by way of indemnity only, perform and observe the tenant’s covenants contained in the Superior Lease to the extent that the Superior Landlord requires any such covenant to be performed but excluding any tenant’s covenants which are to be performed and observed by the Tenant under this Lease.

31.3	Obligations by Superior Landlord

The Landlord shall use reasonable endeavours to enforce the performance and observance of any covenant by the Superior Landlord in the Superior Lease so far as it relates to the Property.

31.4	Consents under Superior Lease

Where the Tenant applies to the Landlord for any consent in respect of any matter mentioned in this Lease and, under the Superior Lease, the consent of the Superior Landlord is also required in respect of that matter then, at the written request and at the cost of the Tenant, the Landlord shall use reasonable endeavours to obtain that consent of the Superior Landlord but only in those cases where the Landlord is willing to give its consent or where the Landlord’s consent is not to be unreasonably withheld or delayed.

32.	QUIET ENJOYMENT

The Landlord covenants with the Tenant that the Tenant shall and may peaceably hold and enjoy the Property during the Term without any interruption by the Landlord or any person lawfully claiming through, under, or in trust for it or by title paramount.

33.	EXCLUSION OF IMPLIED COVENANTS BY LANDLORD

Any covenants on the part of the Landlord which would otherwise be implied by law are hereby expressly excluded.

34.	RELETTING NOTICES

The Tenant shall permit all persons with the written authority of the Landlord to view the Property at all reasonable hours in the daytime, upon prior appointment having been made not less than 24 hours prior to the viewing and otherwise subject to the provisions of clause 3.10.

35.	DISCLOSURE OF INFORMATION

Upon making any application or request in connection with the Property or this Lease, or upon written request by the Landlord from time to time, the Tenant shall disclose to the Landlord such information as the Landlord may reasonably require and, whenever the Landlord shall reasonably request, the Tenant shall supply full particulars of all occupations and derivative interests in the Property, however remote or inferior.

36.	INDEMNITY

The Tenant shall keep the Landlord fully indemnified from and against all actions, proceedings, claims, demands, losses, costs, expenses, damages and liability arising in any way directly out of:-

36.1	any act, omission, neglect or default of the Tenant or any persons in the Property expressly or impliedly with the Tenant’s authority; or

36.2	any breach of any covenant by the Tenant contained in this Lease.

And the Landlord shall use all reasonable endeavours to mitigate its loss.

37.	REPRESENTATIONS

The Tenant acknowledges that this Lease has not been entered into in reliance, wholly or partly, on any statement or representation save as is expressly set out in this Lease, or in the Landlord’s (or its solicitors) provision of written replies to standard enquiries or in written replies to the Tenant’s (or its solicitors) specific enquiries (any such enquiries and their associated replies may be given in email format).

38.	EFFECT OF WAIVER

Each covenant by the Tenant shall remain in full force even though the Landlord may have waived or released it temporarily or waived or released (temporarily or permanently, revocably or irrevocably) a similar covenant affecting other property belonging to the Landlord.

39.	NOTICES

39.1	Notices to Tenant or Guarantor

39.1.1	Any demand or notice required to be made, given to, or served on, the Tenant or the Guarantor (if any) under this Lease shall be duly and validly made, given or served if addressed to the Tenant or the Guarantor respectively (and, if there shall be more than one of them, then any one of them) and delivered personally, or sent by pre-paid registered or recorded delivery mail to its registered office.

39.1.2	A notice given by fax or email shall not be validly served for the purposes of this Lease.

39.2	Notices to Landlord

39.2.1	Any notice required to be given to, or served on, the Landlord shall be duly and validly given or served if delivered personally or sent by pre-paid registered or recorded delivery mail to the Landlord at its registered office.

39.2.2	A notice given by fax or email shall not be validly served for the purposes of this Lease.

40.	NEW TENANCY

This Lease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995.

41.	INVALIDITY OF CERTAIN PROVISIONS

If any term of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

42.	THIRD PARTY RIGHTS

Subject to clause 3, a person who is not a party to this Lease has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

43.	EXCLUSION OF SECURITY OF TENURE

43.1	The Parties confirm that:

43.1.1	The Landlord served a notice on the Tenant as required by Section 38(A)(3)(a) of the Landlord and Tenant Act 1954 (“the 1954 Act”) and which applies to the tenancy created by this Lease before this Lease was entered into; and

43.1.2	RACHEL EDWARDS who was duly authorised by the Tenant to do so made a statutory declaration dated 14 August 2015 in accordance with the requirements of Section 38(A)(3)(b) of the 1954 Act.

43.2	The parties to this Lease agree that the provisions of Sections 24 to 28 of the 1954 Act are excluded in relation to the tenancy created by this Lease.

44.	TENANT’S BREAK CLAUSE

44.1	If the Tenant wishes to determine this Lease on the Tenant’s Break Date and the Tenant gives to the Landlord notice in writing to that effect such notice to be received by the Landlord not later than six months before the Tenant’s Break Date (as to which time shall be of the essence) and on the Tenant’s Break Date:-

44.1.1	the Tenant has paid all Principal Rent which has been demanded in writing not less than 10 Working Days prior to the Tenant’s Break Date;

44.1.2	the Tenant returns the Property to the Landlord free of the Tenant’s own occupation and that of any third party or the right to occupation of any third party whatsoever and leaves behind no continuing subleases; and

44.1.3	the Tenant has paid the Landlord £27,160 (exclusive of Value Added Tax, if any);

then this Lease shall determine and the Term shall end on the Tenant’s Break Date but without prejudice to the rights and remedies of either party in respect of any antecedent breach non-observance or non-performance of any of the covenants or the conditions contained in this Lease by the other party.

The conditions in this clause 44 are for the benefit of the Landlord. If such notice is given but any such condition is not satisfied the Landlord may in its absolute discretion elect that such notice shall nevertheless have effect (without prejudice to any other rights of the Landlord).

44.2	Within 15 Working Days of the determination of this Lease on the Tenant’s Break Date the Landlord shall refund the Tenant:

44.2.1	the proportion of the Principal Rent paid in advance by the Tenant for the period from (but not including) the Tenant’s Break Date up to but excluding the next quarter day (if any), calculated on a daily basis (less any sums which are properly due to the Landlord under this Lease and remain unpaid);

44.2.2	the proportion of the Insurance Rent paid in advance by the Tenant for the period from (but not including) the Tenant’s Break Date up to but excluding the date for renewal of the relevant insurance policy or policies (if any) calculated on a daily basis.

44.3	Within 40 Working Days after the date of termination of this Lease pursuant to this clause 44 the Landlord will carry out a reconciliation in respect of the Service Charge and notify the Tenant of any underpayment or overpayment. Credit will be given for all amounts of Service Charge already paid by the Tenant. Any underpayment by the Tenant will be paid by the Tenant to the Landlord within 10 Working Days of such reconciliation and any overpayment by the Tenant will be refunded to the Tenant within 10 Working Days of such reconciliation.

44.4	If the Tenant does not lawfully exercise the right to determine this Lease under clause 44.1, the Principal Rent for the period from and including 16 August 2020 to and including 15 April 2021 shall be 50 percent of the Principal Rent.

45.	CONTRIBUTION WORKS

45.1	Upon receipt of a valid Value Added Tax invoice, the Landlord shall pay to the Tenant £2,835 plus Value Added Tax (if applicable) following completion of the Contribution Works to the Landlord’s reasonable satisfaction.

IN WITNESS whereof this Deed has been executed by the parties and is intended to be and is hereby delivered on the date first written above.

SCHEDULE 1

RIGHTS AND EASEMENTS GRANTED

1.	Subject to any existing or future regulations made by the Landlord in accordance with the terms of this Lease and to any temporary interruption for repairs, alterations or replacements, the right for the Tenant and all persons expressly or by implication authorised by the Tenant (in common with the Landlord and all persons having a similar right):-

1.1	to use such of the Common Parts as shall be reasonably designated from time to time for use by the Tenant for all proper purposes in connection with the use and enjoyment of the Property;

1.2	to use such of the passenger lifts in the Building as shall be reasonably designated from time to time for use by the Tenant for the purpose only of obtaining access to and egress from the Property;

1.3	to use such of the lavatories and the kitchens in the Building as shall be reasonably designated from time to time for use by the Tenant;

2.	Subject to any temporary interruption for repairs, alterations or replacements, the right to the passage of any of the Utilities to and from the Property through any relevant Conduits which are now or at any time in future may be in, under, or over any other part of the Building, in each case so far as any of the same are necessary for the reasonable use and enjoyment of the Property;

3.	The right of support and protection from all other parts of the Building as is now enjoyed by the Property;

4.	The right for the Tenant and any other permitted occupier of any part of the Property to have displayed on the name board provided by the Landlord in the main entrance to the Building the name and location within the Building of the offices of the Tenant and that occupier in such style as the Landlord in its reasonable discretion permits;

5.	The right for the Tenant and any permitted occupier to display a sign conforming with its corporate identity of a size and design to be approved by the Landlord (such approval not to be unreasonably withheld or delayed) on the tenant’s directory board in the ground floor reception and the lift lobby area on the fourth floor of the Building.

6.	The right to install such Tenant’s Plant as the Landlord approves (such approval not to be unreasonably withheld) in such part of the Tenant’s Plant Area as the Landlord approves (such approval not to be unreasonably withheld) subject to:-

6.1	the Tenant obtaining all necessary licences, approvals, permissions and consents from all government departments, local authorities and other competent authorities and the insurers;

6.2	there being sufficient space within the Tenant’s Plant Area for such installation;

6.3	any conduits serving the Tenant’s Plant being installed through a route approved by the Landlord (such approval not to be unreasonably withheld);

6.4	the Tenant’s Plant being affixed and used in a manner which does not interfere with the Landlord’s or other occupiers’ fixtures, plant and/or any other equipment in the Building;

6.5	the Tenant’s Plant not damaging or penetrating the roof coverings and not overloading the structure of the Building;

6.6	the Tenant’s Plant being used solely in connection with the Tenant’s own business and as ancillary to the Permitted Use;

6.7	the Tenant removing any Tenant’s Plant which becomes redundant; and

6.8	the right for the Landlord to require the Tenant at the Landlord’s cost to move any Tenant’s Plant to another location on the roof of the Building (such other location in relation to any satellite dish or aerial to be such as allows the satellite dish or aerial to operate not materially less efficiently than before such move).

SCHEDULE 2

EXCEPTIONS AND RESERVATIONS

1.	There are excepted and reserved to the Landlord and the tenants and occupiers of the Building and all other persons authorised by the Landlord or having similar rights:-

1.1	the right to the passage and running of the Utilities through any relevant Conduits which are now, or may at any time be in, under, or over the Property;

1.2	the right (insofar as there is no reasonable alternative available to the Landlord)on reasonable prior notice and otherwise in compliance within the provisions of clause 3.10 to enter the Property in order to:

1.2.1	inspect, clean, maintain, repair, renew, relay, replace, alter or execute any works whatsoever to, or in connection with the air conditioning situated in the Property and any of the Conduits or any other services;

1.2.2	execute repairs, decorations, alterations or any other works, and to make installations to, the Property, the Building or to any Adjoining Property;

1.2.3	access any plant/machinery contained in the Building including risers; or

1.2.4	do anything which the Landlord may do under this Lease;

1.3	the right for as short a period as is reasonably practicable to erect scaffolding for the purpose of repairing or cleaning the Building or any building now, or after the date of this Lease, erected on any Adjoining Property, or in connection with the exercise of any of the rights mentioned in this Schedule even though such scaffolding may temporarily restrict the access to, or enjoyment or use of, the Property;

1.4	any rights of light, air, support, protection and shelter or other easements and rights now, or after the date of this Lease, belonging to, or enjoyed by, other parts of the Building or any Adjoining Property;

1.5	full right and liberty at any time after the date of this Lease to raise the height of, or make any alterations or additions or execute any other works to, the Building or any buildings on any Adjoining Property, or to erect any new buildings of any height on any Adjoining Property in such manner as the Landlord or the person exercising the right shall think fit and even though they may obstruct, affect or interfere with the amenity of, or access to, the Property or the passage of light and air to the Property, but not so that the Tenant’s use and occupation of them is materially affected;

Provided that any interruption shall be kept to a minimum and that access to the Property shall be maintained at all times.

SCHEDULE 3

USE RESTRICTIONS

1.	Dangerous materials and use of machinery

The Tenant shall not:

1.1	bring into the Building or keep in the Property any article or thing which is or may become combustible, dangerous, explosive, inflammable, offensive or radioactive, or which might increase the risk of fire or explosion;

1.2	keep or operate in the Property any machinery which is unduly noisy or causes vibration, or which is likely to annoy or disturb any other tenant or occupier of the Building.

2.	Overloading floors and services

The Tenant shall not:

2.1	overload the floors of the Property or the Building nor suspend any excessive weight from any ceiling, roof, stanchion, structure or wall of the Building nor overload any Utility in or serving it;

2.2	do anything which may subject the Property or the Building to any strain beyond that which they are designed to bear (with due margin for safety);

2.3	exceed the weight limits prescribed for any lift in the Building.

3.	Discharges into Conduits

The Tenant shall not discharge into any Conduit any oil or grease or any noxious or deleterious effluent or substance which may cause an obstruction or might be or become a source of danger, or which might damage any Conduit or the drainage system of the Building or any Adjoining Property.

4.	Disposal of refuse

The Tenant shall not deposit in the Common Parts any refuse, rubbish or trade empties of any kind other than in proper receptacles and as may be designated by the Landlord, and shall not burn any refuse or rubbish on the Property.

5.	Obstruction of Common Parts

The Tenant shall not do anything as a result of which the Common Parts or other area over which the Tenant may have rights of access or use may be damaged, or their fair use by others may be obstructed in any way and shall not park any vehicle on any road or open area forming part of the Building.

6.	Prohibited uses

The Tenant shall not use the Property for any public or political meeting, or public exhibition or public entertainment, show or spectacle; or for any dangerous, noisy, noxious or offensive business, occupation or trade; or for any illegal or immoral purpose; or for residential or sleeping purposes; or for betting, gambling, gaming or wagering; or as a betting office; or as a club; or for the sale of any beer, wines or spirits; or for any auction.

7.	Nuisance

The Tenant shall not:-

7.1	do anything in the Property or the Building which may be or become a legal nuisance, or which may in the reasonable opinion of the Landlord cause damage to the Landlord or any other tenant or occupier in the Building;

7.2	play any musical instrument, or use any loudspeaker, radio, tape recorder, record or compact disc player or similar apparatus in such a manner as to be audible outside the Property;

7.3	place outside the Property or in the Common Parts or expose from any window of the Property any articles, goods or things of any kind.

SCHEDULE 4

COVENANTS BY GUARANTOR

1.	Covenant and indemnity by Guarantor

The Guarantor:-

1.1	covenants with the Landlord, as a primary obligation, that the Present Tenant or the Guarantor shall, at all times during the period in respect of which the Tenant is liable under the covenants in this Lease, duly perform and observe all the covenants on the part of the Tenant contained in this Lease, including the payment of the Rents and all other sums payable under this Lease in the manner and at the times specified in this Lease;

1.2	indemnifies, as a primary obligation, the Landlord against all claims, demands, losses, damages, liability, costs, fees and expenses whatsoever sustained by the Landlord by reason of or arising in any way directly out of any default by the Present Tenant in the performance and observance of any of its obligations or the payment of any rent and other sums; and

1.3	indemnifies, as a primary obligation, the Landlord against any loss sustained by the Landlord as a result of any of the obligations of the Present Tenant contained in this Lease being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever and whether or not known to the Landlord, the amount of such loss being the amount which the Landlord would otherwise have been able to recover from the Present Tenant.

2.	Guarantor’s liability

The Guarantor further covenants with the Landlord, as a primary obligation, that the Guarantor shall be liable (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Present Tenant under this Lease and agrees that the Landlord, in the enforcement of its rights under this Lease, may proceed against the Guarantor as if the Guarantor was named as the Tenant in this Lease.

3.	Waiver by Guarantor

The Guarantor waives any right to require the Landlord to proceed against the Present Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Guarantor.

4.	Postponement of claims by Guarantor against Tenant

The Guarantor further covenants with the Landlord that the Guarantor shall:-

4.1	not claim in any liquidation, bankruptcy, composition or arrangement of the Present Tenant in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Present Tenant;

4.2	hold for the benefit of the Landlord all security and rights the Guarantor may have over assets of the Present Tenant whilst any liabilities of the Present Tenant or the Guarantor to the Landlord remain outstanding; and

4.3	not exercise any right or remedy in respect of any amount paid or any liability incurred by the Guarantor in performing or discharging its obligations contained in this Schedule, or claim any contribution from any other guarantor.

5.	Postponement of participation by Guarantor in security

The Guarantor shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Present Tenant or the Guarantor to the Landlord under this Lease have been performed or discharged.

6.	No release of Guarantor

None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Guarantor as principal obligor under this Lease or otherwise prejudice or affect the right of the Landlord to recover from the Guarantor to the full extent of this guarantee:-

6.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of the Rents or the amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease;

6.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Property;

6.3	any extension of time given by the Landlord to the Tenant;

6.4	(subject to Section 18 of the 1995 Act) any variation of the terms of this Lease or the transfer of the Landlord’s reversion or the assignment of this Lease;

6.5	any change in the constitution, structure or powers of either the Tenant, the Guarantor or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Tenant or the Guarantor;

6.6	any legal limitation, or any immunity, disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside, or in excess of, the powers of the Tenant;

6.7	any other act, omission, matter or thing whatsoever as a result of which, but for this provision the Guarantor would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord).

7.	Disclaimer or forfeiture of Lease

The Guarantor further covenants with the Landlord that:-

7.1	if a liquidator or trustee in bankruptcy shall disclaim this Lease; or

7.2	if this Lease shall be forfeited; or

7.3	if the Present Tenant shall cease to exist;

the Guarantor shall, if the Landlord by notice in writing given to the Guarantor within six (6) months after such disclaimer or other event so requires accept from, and execute and deliver to, the Landlord a counterpart of a new lease of the Property for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term, such new lease to be at the reasonable and proper cost of the Guarantor and to be at the same Rents and subject to the same covenants and provisions as are contained in this Lease.

8.	Terms of new lease

The new lease referred to above is to take effect from the date of such disclaimer or other event (the “Relevant Event”) and is to be on the following terms:

8.1	for a term equal to the residue of the Term which would have remained had the Relevant Event not occurred;

8.2	at the rent reserved by the Lease on the date of the Relevant Event (subject to paragraph 9) and subject to review on the same terms and dates as provided by the Lease;

8.3	including, where appropriate, provisions reflecting paragraph 9;

8.4	otherwise subject to the same terms, conditions and provisions contained in the Lease and subject to the Lease if the Lease is still subsisting or the right of any person to have the Lease vested in it.

9.	Rent review in new lease

If at the date of the Relevant Event there is a rent review pending under the Lease, then:

9.1	the relevant review date in the Lease shall also be a rent review date in the new lease;

9.2	the rent reserved by the new lease shall be the rent at the relevant review date as agreed or determined in accordance with the new lease (“New Principal Rent”);

9.3	until the rent is agreed or determined the rent reserved by the new lease shall be payable at the rate that was payable (ignoring any suspension or abatement of rent) under the Lease immediately before the Relevant Event (“New Initial Rent”);

9.4	the provisions in the new lease relating to the payment of any shortfall and interest following agreement or determination of a rent review shall apply in relation to any shortfall between the New Initial Rent and the New Principal Rent of the new lease in respect of the period after the date of the Relevant Event.

10.	Guarantor to pay sum equal to rents

If the Landlord shall not require the Guarantor to take a new lease pursuant to paragraph 7, the Guarantor shall nevertheless within 10 Working Days of written demand pay to the Landlord a sum equal to the Rents and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of six (6) months from such date or until the Landlord shall have granted a lease of the Property to a third party (whichever shall occur first).

11.	Benefit of guarantee

This guarantee shall enure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment.

12.	Guarantor to guarantee Authorised Guarantee Agreement

The Guarantor covenants with the Landlord that the Present Tenant will comply with its obligations under any deed which the Present Tenant is required to execute and deliver to the Landlord pursuant to clause 19.3.2, and will indemnify the Landlord against any losses, damages, costs and expenses incurred by the Landlord if the Present Tenant fails to do so.

13.	Invalidity of certain provisions

If any term of this guarantee or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this guarantee or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shad not be affected thereby and each term and provision of this guarantee shall be valid and be enforced to the fullest extent permitted by law.

SCHEDULE 5

ITEMS OF EXPENDITURE AS REFERRED TO IN CLAUSE 30

1.	Repairs and maintenance

1.1	Repairing, maintaining, decorating and (where appropriate) cleaning, lighting, heating, servicing and (as and when necessary) altering, reinstating, renewing (by way of repair) or rebuilding each part of the Retained Parts;

1.2	Carpeting, furnishing and equipping the Retained Parts as the Landlord may reasonably determine, including providing floral decorations, desks, tables, chairs and other fixtures and fittings in the main entrance halls and lift lobby areas.

2.	Plant and machinery

Providing, maintaining, repairing, operating, inspecting, servicing, cleaning, lighting and (as and when necessary) renewing (by way of repair) or replacing (where beyond economic repair) any plant, machinery, apparatus and equipment in the Retained Parts, including any boiler and items relating to the ventilation, heating, air conditioning and hot and cold water systems, any lift, lift shaft and lift motor room, any fuel and electricity for them and any necessary maintenance contracts and insurance in respect of them.

3.	Security and emergency systems

Providing, maintaining, repairing, operating, inspecting, servicing, cleaning and (as and when necessary) renewing (by way of repair) or replacing (where beyond economic repair) any security or emergency systems for the Building, including alarm systems, internal telephone systems, closed circuit television systems, generators, emergency lighting, fire detection or prevention systems, sprinkler systems, any fire escapes for the Building and fire fighting and fire prevention equipment and appliances (other than those for which a tenant is responsible).

4.	Staff

Providing staff (including such direct or indirect labour as the Landlord reasonably considers appropriate) for the day-to-day running of the installations and plant in, and the provision of other services to, the Building and for its general management, operation and security and all other incidental expenditure, including:-

4.1	insurance, health, pension, welfare, severance and other payments, contributions and premiums;

4.2	providing uniforms, working clothes, tools, appliances, materials and equipment (including telephones) for the proper performance of the duties of any such staff;

5.	Signs etc.

Providing, maintaining and renewing name boards and signs in the main entrance halls, lift lobby areas and any other parts of the Building, and any directional signs and fire regulation notices and any flags, flag poles, television and radio aerials and satellite dishes.

6.	Refuse

Providing and (when necessary) renewing (by way of repair) or replacing (where beyond economic repair) any paladins, compactors or other receptacles for refuse for the Building and the cost of collecting, storing and disposing of refuse.

7.	Landscaping

Maintaining floodlighting and any plants, shrubs, trees or garden or grassed areas in the Retained Parts.

8.	Miscellaneous items

8.1	Leasing or hiring any of the items referred to in this Schedule.

8.2	Interest, commission and fees at usual standard rates in respect of any monies borrowed to finance the provision of services and any of the items referred to in this Schedule.

8.3	Enforcing for the general benefit of the tenants of the Building (as reasonably determined by the Landlord) the covenants in any of the other leases of the Building (but not the enforcement of any covenant to pay the Rents).

9.	Insurance

9.1	Periodic valuations of the Building for insurance purposes but not more than once in each calendar year.

9.2	Works required to the Building in order to satisfy the requirements of any insurer of the Building.

9.3	Property owner’s liability, third party liability and employer’s liability and such other insurances as the Landlord may, from time to time, reasonably determine.

9.4	Any amount which may be deducted or disallowed by any insurer of the Building under any excess provision in the insurance policy and which is normal in the market and reasonable in the circumstances on settlement of any claim by the Landlord.

10.	Common facilities

Making, laying, repairing, maintaining, rebuilding, decorating, cleaning and lighting (as the case may require), any roads, ways, forecourts, passages, pavements, party walls or fences, party structures, Conduits or other conveniences and easements whatsoever which may belong to, or be capable of being used or enjoyed by, the Building in common with any Adjoining Property.

11.	Outgoings

All existing or future rates (including water rates) taxes, duties, charges, assessments, impositions and outgoings whatsoever (whether parliamentary, parochial, local or of any other description and whether or not of a capital or non-recurring nature or of a wholly novel character) payable by the Landlord in respect of the Retained Parts or any part of them (excluding any tax payable by the Landlord occasioned by any disposition of, or dealing with, the reversion of this Lease).

12.	Statutory requirements

Carrying out any works to the Building required to comply with any statute (other than works for which any tenant or occupier is responsible).

13.	Representations

Taking any steps reasonably considered desirable or expedient by the Landlord and in any event proportionate for complying with, making representations against, or otherwise contesting liability under, any statute concerning town planning, public health, highways, streets, drainage and any other matters relating or alleged to relate to the Building or any part of it for which any tenant is not directly responsible.

14.	Management

14.1	The proper and reasonable fees, costs, expenses and disbursements of the Surveyor or any other person employed or retained by the Landlord for, or in connection with, surveying and accounting functions, the performance of the services and any other duties in and about the Building or any part of it, and relating to the general management, administration, security, maintenance, protection and cleanliness of the Building.

14.2	The proper and reasonable fees and expenses of the Landlord or a Group Company of the Landlord in connection with the management of the Building and any of the functions and duties referred to in paragraph 14.1 that may be undertaken by the Landlord or that Group Company, such fees and expenses to include overheads and profits commensurate with current market practice of property companies providing management services.

Provided that all fees costs and expenses referred to in this paragraph 14 shall not exceed 10% of the other Expenditure.

15.	Reserve Fund

Such annual provision as the Landlord may, acting reasonably, determine as being proper and reasonable and in the interest of good estate management for the establishment and maintenance of a reserve fund for the replacement of any boilers, plant, machinery, apparatus and equipment or comprising the Retained Parts.

16.	Generally

Any other reasonable and proper costs and expenses which the Landlord reasonably and properly incurs in providing such other services and in carrying out such other works as the Landlord may, in its reasonable discretion, consider desirable or necessary for the benefit of the Building or any part of it or the tenants or occupiers of it, or for securing or enhancing any amenity of, or within, the Building, and in the interest of good estate management.

17.	Value Added Tax

Value Added Tax in respect of any item of expenditure referred to in this Schedule to the extent that it is not otherwise recoverable by the Landlord.

SCHEDULE 6

DEEDS AND DOCUMENTS CONTAINING MATTERS TO WHICH THE PROPERTY

ARE SUBJECT

All matters contained in the title registers for Title Number 314084 as at 09:29:29 on 17 April 2015.

SCHEDULE 7

AUTHORISED GUARANTEE AGREEMENT TO BE GIVEN BY TENANT PURSUANT

TO CLAUSE 19.3.2

THIS DEED is made the [    ] day of [        ]

BETWEEN:

(3)	[ ] whose registered office is at [ ] (Company registration number [ ]) (the “Present Tenant”).

(4)	[ ] whose registered office is at [ ] (Company registration number [ ]) (the “Landlord”).

WHEREAS:

(A)	This Agreement is made pursuant to the lease dated [ ] and made between [ ] (the “Lease”) which expression shall include (where the context so admits) all deeds and documents supplemental to it (whether expressed to be so or not) relating to the Property at [ ] (the “Property”).

(B)	The Present Tenant holds the Property under the Lease and wishes to assign the Lease to [ ] (the “Assignee”), and pursuant to the Lease the Landlord’s consent is required to such assignment (the “Assignment”) and such consent is given subject to a condition that the Present Tenant is to enter into a deed in the form of this Deed.

NOW THIS DEED WITNESSES as follows:-

1.	Authorised Guarantee

Pursuant to the condition referred to above, the Present Tenant covenants with the Landlord, as a primary obligation, that the Assignee or the Present Tenant shall, at all times during the period (the “Guarantee Period”) from the completion of the Assignment until the Assignee shall have ceased to be bound by the tenant covenants (which in this Deed shall have the meaning attributed by section 28(l) of the Landlord and Tenant (Covenants) Act 1995 (the “1995 Act”)) contained in the Lease (including the payment of the rents and all other sums payable under the Lease in the manner and at the times specified in the Lease), duly perform and observe the tenant covenants.

2.	Present Tenant’s Liability

2.1	The Present Tenant agrees that the Landlord, in the enforcement of its rights under this Deed, may proceed against the Present Tenant as if the Present Tenant were the sole or principal debtor in respect of the tenant covenant in question.

2.2	For the avoidance of doubt, notwithstanding the termination of the Guarantee Period the Present Tenant shall remain liable under this Deed in respect of any liabilities which may have accrued prior to such termination.

2.3	For the avoidance of doubt the Present Tenant shall be liable under this Deed for any reasonable costs and expenses properly incurred by the Landlord in enforcing the Present Tenant’s obligations under this Deed.

3.	Disclaimer of Lease

The Present Tenant further covenants with the Landlord that if the Crown or a liquidator or trustee in bankruptcy shall disclaim the Lease during the Guarantee Period the Present Tenant shall, if the Landlord by notice in writing given to the Present Tenant within six (6) months after such disclaimer so requires accept from, and execute and deliver to, the Landlord a counterpart of a new lease of the Property for a term commencing on the date of the disclaimer and continuing for the residue then remaining unexpired of the term of the Lease, such new lease to be at the same rents and subject to the same covenants and provisions as are contained in the Lease.

4.	Supplementary provisions

By way of provision incidental or supplementary to clauses 1, 2 and 3 of this Deed:

4.1	Postponement of claims by Present Tenant

The Present Tenant further covenants with the Landlord that the Present Tenant shall:-

4.1.1	not claim in any liquidation, bankruptcy, composition or arrangement of the Assignee in competition with the Landlord and shall remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator, trustee in bankruptcy or supervisor of the Assignee;

4.1.2	hold for the benefit of the Landlord all security and rights the Present Tenant may have over assets of the Assignee whilst any liabilities of the Present Tenant or the Assignee to the Landlord remain outstanding; and

4.1.3	not exercise any right or remedy in respect of any amount paid or any liability incurred by the Present Tenant in performing or discharging its obligations contained in this Deed, or claim any contribution from any other guarantor.

4.2	Postponement of participation by Present Tenant in security

The Present Tenant shall not be entitled to participate in any security held by the Landlord in respect of the Assignee’s obligations to the Landlord under the Lease or to stand in the place of the Landlord in respect of any such security until all the obligations of the Present Tenant or the Assignee to the Landlord under the Lease have been performed or discharged.

4.3	No release of Present Tenant

None of the following, or any combination of them, shall release, determine, discharge or in any way lessen or affect the liability of the Present Tenant as principal obligor under this Deed or otherwise prejudice or affect the right of the Landlord to recover from the Present Tenant to the full extent of this guarantee:-

4.3.1	any neglect, delay or forbearance of the Landlord in endeavouring to obtain payment of any rents or other amounts required to be paid by the Assignee or in enforcing the performance or observance of any of the obligations of the Assignee under the Lease;

4.3.2	any refusal by the Landlord to accept rent tendered by or on behalf of the Assignee at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Property;

4.3.3	any extension of time given by the Landlord to the Assignee;

4.3.4	(subject to Section 18 of the 1995 Act) any variation of the terms of the Lease or the transfer of the Landlord’s reversion;

4.3.5	any change in the constitution, structure or powers of either the Present Tenant, the Assignee or the Landlord or the liquidation, administration or bankruptcy (as the case may be) of either the Present Tenant or the Assignee;

4.3.6	any legal limitation, or any immunity, disability or incapacity of the Assignee (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Assignee may be outside, or in excess of, the powers of the Assignee;

4.3.7	any other deed, act, omission, failure, matter or thing whatsoever as a result of which, but for this provision, the Present Tenant would be exonerated either wholly or partly (other than a release executed and delivered as a deed by the Landlord or a release effected by virtue of the 1995 Act).

4.4	Costs of new lease

The Landlord’s reasonable costs in connection with any new lease granted pursuant to clause 3 of this Deed shall be borne by the Present Tenant and paid to the Landlord (together with Value Added Tax) upon completion of such new lease.

5.	Guarantor to pay sum equal to rents

If the Landlord shall not require the Present Tenant to take a new lease pursuant to paragraph 4, the Present Tenant shall nevertheless within 10 Working Days of written demand pay to the Landlord a sum equal to the Rents and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of six (6) months from such date or until the Landlord shall have granted a lease of the Property to a third party (whichever shall occur first).

6.	Invalidity of certain provisions

If any term of this Deed or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Deed or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Deed shall be valid and be enforced to the fullest extent permitted by law.

IN WITNESS whereof this deed has been executed by the Present Tenant and is intended to be and is hereby delivered on the date first above written.

EXECUTED as a deed by O & H (CAVENDISH PLACE) LIMITED acting by a director in the presence of:-

Signature

/s/ Peter Dee-Shapland

Director

Print name PETER DEE-SHAPLAND

Witness signature	/s/ David Lyons

Name (in BLOCK CAPITALS) DAVID LYONS

Address c/o O&H PROPERTIES, 25-28 OLD BURLINGTON STREET
LONDON W1S 3AN

Occupation CHARTERED SURVEYOR

EXECUTED as a deed by MEREO BIOPHARMA GROUP LIMITED acting by a director in the presence of:-

Signature

/s/ Denise Scots-Knight

Director

Print name

Denise Scots-Knight

Witness signature	/s/ Jessica Doughty

Name (in BLOCK CAPITALS) JESSICA DOUGHTY

Address 39 WINTON CRESCENT
WD3 3QX

Occupation PERSONAL ASSISTANT